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                           STOCK PURCHASE AGREEMENT

                                by and between

                             R.A.B. Holdings, Inc.

                                      and

                             McKesson Corporation

                                  dated as of

                               February 21, 1997


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                       TABLE OF CONTENTS

                               I

                          DEFINITIONS

1.1    Definitions............................................................1

                              II

                  PURCHASE AND SALE OF SHARES

2.1    Sale and Transfer of Shares............................................8
2.2    Purchase Price.........................................................9
2.3    Purchase Price Adjustment..............................................9

                              III

                          THE CLOSING

3.1    Closing...............................................................12
3.2    Adjournment of Closing................................................13

                              IV

           REPRESENTATIONS AND WARRANTIES OF SELLER

4.1    Organization..........................................................13
4.2    Capitalization........................................................13
4.3    Authorization; Validity of Agreement..................................14
4.4    No Violations; Consents and Approvals.................................14
4.5    Financial Statements..................................................15
4.6    Absence of Certain Changes............................................16
4.7    No Undisclosed Liabilities............................................16
4.8    Litigation; Compliance with Law.......................................16
4.9    Employee Benefit Plans; ERISA.........................................16
4.10   Real Property.........................................................18
4.11   Intellectual Property.................................................19
4.12   Computer Software.....................................................19
4.13   Material Contracts....................................................20
4.14   Taxes.................................................................21
4.15   Affiliated Party Transactions.........................................23
4.16   Environmental Matters.................................................23
4.17   No Brokers............................................................24
4.18   Receivables, Inventory and Payables...................................25
4.19   Letters of Credit.....................................................25
4.20   Entire Business.......................................................25
4.21   Unclaimed Funds.......................................................25
4.22   Pending Transactions..................................................25
4.23   Insurance.............................................................26

                            Page i

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                              V

          REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1    Organization..........................................................26
5.2    Authorization; Validity of Agreement..................................27
5.3    No Violations; Consents and Approvals.................................27
5.4    Sufficient Funds......................................................28
5.5    Litigation; Compliance with Law.......................................28
5.6    No Brokers............................................................28
5.7    Investigation by Purchaser............................................28
5.8    Prior Seller Representations; No Personal Liability...................29
5.9    Investment Intent.....................................................29

                              VI

                           COVENANTS

6.1    Conduct of the Business by the Company Pending the Closing............30
6.2    Access to Information.................................................32
6.3    Best Efforts..........................................................32
6.4    Consents..............................................................33
6.5    HSR Filings...........................................................33
6.6    Public Announcements..................................................34
6.7    Employee Agreements...................................................34
6.8    Employee Benefits.....................................................34
6.9    Notification of Certain Matters.......................................36
6.10   Tax Matters...........................................................37
6.11   Transfer of Intellectual Property.....................................44
6.12   Transitional Services Agreement.......................................44
6.13   Seller Confidentiality and Non-Solicitation Covenants.................44
6.14   Risk of Loss..........................................................45
6.15   Assignment of McKesson Rights.........................................46
6.16   Real Estate Matters...................................................46
6.17   Performance of McKesson Obligations...................................46
6.18   Insurance Matters.....................................................46
6.19   Further Assurances....................................................47

                              VII

                          CONDITIONS

7.1    Conditions to Seller's Obligations....................................48
7.2    Conditions to Purchaser's Obligations.................................49

                             VIII

           DOCUMENTS TO BE DELIVERED AT THE CLOSING

8.1    Documents to be Delivered by Seller...................................50
8.2    Documents to be Delivered by Purchaser................................51

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                              IX

                          TERMINATION

9.1    Termination...........................................................51
9.2    Effect of Termination.................................................52

                               X

                   INDEMNIFICATION; REMEDIES

10.1   Survival; Right to Indemnification Not Affected by
         Knowledge or Waivers................................................52
10.2   Indemnification by Seller.............................................53
10.3   Indemnification by Purchaser..........................................54
10.4   Time Limitations......................................................55
10.5   Limitations on Amount; Environmental Damages..........................56
10.6   Procedure for Indemnification--Third Party Claims.....................60
10.7   Procedure for Indemnification--Other Claims...........................61
10.8   Limitations on Application to Taxes...................................61

                              XI

                         MISCELLANEOUS

11.1   Fees and Expenses.....................................................61
11.2   Amendments............................................................62
11.3   Notices...............................................................62
11.4   Interpretation........................................................63
11.5   Headings; Schedules...................................................63
11.6   Counterparts..........................................................63
11.7   Entire Agreement......................................................63
11.8   Severability..........................................................63
11.9   Governing Law.........................................................63
11.10  Assignment............................................................63
11.11  Specific Performance; Submission to Jurisdiction......................64

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                           STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of February 21, 1997, by and between R.A.B. Holdings, Inc., a Delaware corporation ("Purchaser"), and McKesson Corporation, a Delaware corporation ("Seller").

                                   RECITALS:

                  WHEREAS, Seller owns all of the issued and outstanding capital stock of Millbrook Distribution Services Inc., an Indiana corporation (the "Company"); and

                  WHEREAS, the Company is engaged in the business of distributing specialty foods, health and beauty aids, over-the-counter pharmaceuticals and general merchandise in the United States; and

                  WHEREAS, Purchaser desires to purchase from Seller all of the issued and outstanding capital stock of the Company (the "Shares") upon and subject to the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                       I

                                  DEFINITIONS

      1.1  Definitions.

Term                                             Defined in Section
----                                             ------------------
Adjusted November Balance Sheet                  2.3(a)
Affiliate Transaction                            4.15
Agreement                                        Preamble
Approvals                                        4.10(d)
Arbitrator                                       2.3(g)
Closing                                          3.1
Closing Date Balance Sheet                       2.3(f)
Closing Date                                     3.1
Company                                          Recitals
Company Employee                                 6.8(d)
Confidentiality Agreement                        6.2(b)
Consents                                         6.4
Contract                                         4.13(a)
Damages                                          10.2(a)

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Date of Notice of Claim                          10.6(c)
Dispute                                          2.3(g)
Dispute Notice                                   2.3(g)
Dispute Period                                   2.3(g)
Election                                         6.10(a)
Employment Agreements                            6.7
Environmental Claim Notice                       10.5(c)
Environmental Damages                            10.5(c)
ERISA Affiliate                                  4.9(a)
Estimated Closing Date Balance Sheet             2.3(c)
Estimated Price Decrease                         2.3(d)
Estimated Price Increase                         2.3(d)
Estimated Purchase Price                         2.2(b)
Final Purchase Price Decrease                    2.3(f)
Final Purchase Price Increase                    2.3(f)
Financial Statements                             4.5
Fixed Amount                                     2.2(a)
Governmental Entity                              4.4(b)
Income Tax Returns                               4.14(a)(v)
Intellectual Property                            4.11
Inventory Count                                  2.3(e)
IP Transfer Instruments                          6.11
Leases                                           4.10(b)
Material Contracts                               4.13(a)
Material Lease                                   4.10(b)
Material Leased Real Property                    4.10(b)
McKesson Insurance Policies                      4.23
Modified ADSP                                    6.10(b)
Net Asset Amount                                 Exhibit 2.3(a)
Notice of Claim                                  10.6(a)
Notice Period                                    10.6(b)
Owned Real Property                              4.10(a)
Plans                                            4.9(a)
Post-Closing Medical Expenses                    6.8(e)
Purchase Price                                   2.2(a)
Purchase Price Adjustment                        2.2(c)
Purchaser                                        Preamble
Purchaser Indemnified Persons                    10.2(a)
Purchaser's Closing Documents                    8.2
Seller                                           Preamble
Seller Disclosure Letter                         4.2(b)
Seller Indemnified Persons                       10.3
Seller's Closing Documents                       8.1
Seller Tax Refunds                               6.10(d)(ii)
Settlement Accountants                           6.10(g)
Severance Agreements                             6.7
Shares                                           Recitals
Tax Audit                                        6.10(f)(i)
Tax Package                                      6.10(c)
Transfer Taxes                                   6.10(i)
Transitional Services Agreement                  6.12

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                  "Accounting Principles and Procedures" shall mean the
accounting principles and procedures contained in Exhibit 2.3(b) as supplemented, where such accounting principles and procedures do not address a particular item or method of calculation, by GAAP; provided, however, that for all purposes of Section 2.3, in the event of any conflict between any of the accounting principles and procedures contained in Exhibit 2.3(b) and those required by GAAP, the accounting principles and procedures set forth in
Exhibit 2.3(b) shall prevail.

                  "Affiliate," with respect to any Person, shall include (i) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person and (ii) in the case of the Seller or the Company, their respective directors and officers. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings that correspond to the foregoing.

                  "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

                  "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Company Material Adverse Effect" means any event, condition or circumstance that would, or would be reasonably likely to, have a material adverse effect on the business, assets, results of operations or financial condition of the Company, except for any such event, condition or circumstance that constitutes a McKesson Obligation.

                  "Current Site" means any Site owned, leased, used or operated by the Company as of the date hereof.

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                  "DOJ" means the Antitrust Division of the United States
Department of Justice.

                  "Environment" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

                  "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, or proceedings, whether criminal or civil, (collectively, "Claims") by any Person (including, but not limited to, any Governmental Entity, Person and citizens' group) based upon, relating to, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of any Environmental Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment, of any Hazardous Substances at any location, including, but not limited to, any off-Site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, treatment, or disposal.

                  "Environmental Law" means any and all federal, state, local, provincial and foreign, common (including, but not limited to, negligence, nuisance, trespass, personal injury, or property damages related to or arising out of the presence or Release of, or exposure to, a Hazardous Substance), civil and criminal laws, statutes, ordinances, orders, codes, rules, or regulations, and (with respect solely to the Company) judgments, decrees or injunctions, relating to the protection of human health and the Environment, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Substances, whether now existing or subsequently amended or enacted, and the state analogies thereto, all as amended or superseded from time to time.

                  "Environmental Permit" means any federal, state, local, provincial, or foreign permits, licenses, approvals, consents or authorizations required by any Governmental Entity under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Entity under any applicable Environmental Law.

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                  "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

                  "Former Site" means any Site that is not a Current Site, including, but not limited to, any site owned, leased, used or operated by Rawson Drug and Sundry Company, Inc. or any predecessor thereof.

                  "FTC" means the Federal Trade Commission.

                  "GAAP" means generally accepted accounting principles in effect in the United States of America at the time of any determination, and which are applied on a consistent basis during the periods involved. Any accounting term or other term used in this Agreement with respect to an accounting matter shall have the meaning given to that term by GAAP, unless otherwise defined herein or the context of this Agreement otherwise requires.

                  "Hazardous Substance" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes which are now or hereafter regulated as "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Income Tax" means any federal, state, local or foreign Tax
(a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties or additions to such Tax.

                  "Insurance Risks" means all claims, risks, losses, liabilities or damages arising out of or relating to the business or operations of the Company that (i) would be covered under any McKesson Insurance Policy without regard to any deductible, self-insurance retention or retained liability and without regard to whether such McKesson Insurance Policy is a primary policy or an umbrella policy or (ii) are required to be insured against under any applicable federal, state or local law, such as by workers' compensation and motor vehicle liability or casualty insurance, regardless of whether insured under a McKesson Insurance Policy or self insured, in each case to the extent the claim, risk, loss, liability or damage relates to or arises from an occurrence prior to the Closing.

                  "Knowledge" of Seller, "known" to Seller, "best of knowledge" of Seller, matters of which Seller is "aware" and language of similar import shall mean all matters actually known or that should have been known by any of the directors or officers of Seller or the Company, or the in-house attorneys and senior accounting personnel of Seller and those management employees of Seller responsible for employee benefits, insurance matters and matters relating to Environmental Laws.

                  "Liens" means all mortgages, claims, charges, liens, security interests, pledges, options, easements, rights of way, or other encumbrances of any nature whatsoever.

                  "McKesson Obligations" means the following: (i) all Environmental Claims and liabilities relating to or arising from any Former Site, including, without limitation, any liability or obligation relating to or arising out of the Site in Omaha, Arkansas (the "Arkwood Site") or the Arkwood Site Consent Decree, (ii) any liability or obligation relating to or arising out of, or any contribution required under, any McKesson Plan, including, without limitation, all accrued benefits as of the Closing under any of such McKesson Plans, except to the extent any such liability or obligation is provided for on the Closing Date Balance Sheet (as such term is hereinafter defined), (iii) any liability or obligation relating to or arising out of unsettled intercompany transactions and/or transactions recorded in intercompany accounts reflected on the Closing Date Balance Sheet (as such term is hereinafter defined), (iv) any liability or obligation represented by or in respect of outstanding drafts, checks and bankers acceptances, (v) any liability or obligation relating to or arising out of any of the McKesson Rights, (vi) all Insurance Risks, (vii) the Company's obligations as guarantor of the Venturian Deferred Compensation Plan, (viii) any liability or obligation relating to or arising out of any action, suit, proceeding or investigation pending or threatened against the Company prior to Closing and
(ix) any and all amounts (including principal and accrued interest, if any) owed by the Company, directly or indirectly, to holders of any Industrial Revenue Bonds outstanding on the date hereof relating to the Ozark, Alabama and Harrison, Arkansas facilities.

                  "McKesson Plans" means those employee benefit plans maintained by Seller in which any Company employee is a participant which are identified as such in Section 4.9(a) of the Seller Disclosure Letter.

                  "McKesson Rights" means all items set forth in Section 6.15 of the Seller Disclosure Letter.

                  "Permitted Liens" means (i) those Liens set forth in Section
4.10 of the Seller Disclosure Letter, (ii) (A) easements, rights of way and other imperfections of title and encumbrances that, in each case, do not materially interfere with the operation of the Company's business or the use or value of the property subject thereto, (B) Liens for water and sewage charges and current Taxes not yet due and payable or being contested in good faith by appropriate proceedings which shall suspend the collection thereof, and (C) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising or incurred in the ordinary course of business, in each case that do not materially interfere with the operation of the Company's business, and (iii) Liens arising or resulting from any action taken by Purchaser.

                  "Person" means an individual, partnership, joint venture, trust, corporation, limited liability company or other entity (including, without limitation, any government or political subdivision or any agency, department or instrumentality thereof).

                  "Pre-Closing Period" means any taxable period ending on or prior to the Closing Date.

                  "Purchaser Material Adverse Effect" means any event, condition or circumstance that would, or would be reasonably likely to, have a material adverse effect on the business, results of operations or financial condition of Purchaser and its Subsidiaries, taken as a whole.

                  "Purchaser Plans" means employee benefit plans, as defined in section 3(3) of ERISA, or such nonqualified employee benefit or deferred compensation plans, stock option bonus or incentive plans or other employee benefit or fringe benefit programs that may be in effect generally for employees of Purchaser or its Subsidiaries from time to time.

                  "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Site" means any of the real properties currently or previously owned, leased, used or operated by the Company, any predecessors of the Company or any entities previously owned by the Company, including all soil, subsoil, surface waters and groundwater thereat.

                  "Straddle Period" means any taxable period that begins before and ends after the Closing Date.

                  "Subsidiary" of a Person means any entity of which the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person or such Person otherwise has the right to vote or to direct the vote of such securities or other ownership interests.

                  "Tax Affiliate" means any entity that is a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal Income Tax Return, and a group of corporations filing a consolidated or combined Tax Return for state, local or foreign Tax purposes (each, "a Consolidated Group"), if the Company could be held liable for the Taxes of such entity or of such Consolidated Group.

                  "Taxes" means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, net worth, payroll, franchise, license, gains, customs, transfer and recording taxes, imposed by any taxing authority, and shall include any interest, penalties or additions to tax.

                  "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority with respect to Taxes.

                                      II

                          PURCHASE AND SALE OF SHARES

                  2.1 Sale and Transfer of Shares. Subject to the terms and conditions set forth in this Agreement, at the

Closing, Seller will sell, convey, assign, transfer and deliver the Shares to Purchaser, free and clear of all Liens (other than restrictions arising under the Securities Act or any other applicable state securities laws) and Purchaser will purchase, acquire and accept the Shares from Seller.

                  2.2  Purchase Price.

                           (a)      Subject to the terms and conditions of this
Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares, Purchaser agrees to pay to Seller the amount of $70,000,000 (the "Fixed Amount") in cash, subject to preliminary adjustment at the Closing as provided in Section 2.3 on the basis of the Estimated Closing Date Balance Sheet referred to in Section 2.3(c), and subject to final adjustment after the Closing as provided in Section 2.2(c) on the basis of the Closing Date Balance Sheet referred to in Section 2.3(f) (as so adjusted, the "Purchase Price"). All payments pursuant to Sections 2.2 and
2.3 shall be made in immediately available funds by wire transfer to such bank accounts as may be specified in writing by Seller or Purchaser to the other.

                           (b)      On the Closing Date, Purchaser shall pay to
Seller an amount (the "Estimated Purchase Price") equal to the Fixed Amount, plus (i) the Estimated Price Increase (as defined in Section 2.3(d)), if any, or, alternatively, less (ii) the Estimated Price Decrease (as defined in Section 2.3(d)), if any.

                           (c)      Upon the determination of the Purchase
Price, as finally determined in accordance with Section 2.3(f) on the basis of the Closing Date Balance Sheet, either (i) Purchaser shall pay to Seller the amount of the Final Purchase Price Increase (as defined in Section 2.3(f)) or, alternatively, (ii) Seller shall pay to Purchaser the amount of the Final Purchase Price Decrease (as defined in Section 2.3(f)) (each such payment, a "Purchase Price Adjustment").

                  2.3  Purchase Price Adjustment.

                           (a)      Exhibit 2.3(a) sets forth an adjusted
balance sheet of the Company as of November 30, 1996 prepared in accordance with and adjusted pursuant to the Accounting Principles and Procedures for purposes of determining the "Net Asset Amount" of the Company at November 30, 1996 (the "Adjusted November Balance Sheet").

                           (b)      Purchaser and Seller agree to accept the
Accounting Principles and Procedures for all purposes of this Section 2.3, including, without limitation, for purposes of preparation of the Adjusted November Balance Sheet, the

Estimated Closing Date Balance Sheet and the Closing Date Balance Sheet.

                           (c)      Not fewer than three Business Days before
the Closing Date, Seller shall deliver to Purchaser (i) a balance sheet (the "Estimated Closing Date Balance Sheet") based upon the books and records of the Company and prepared in accordance with and adjusted pursuant to the Accounting Principles and Procedures and reflecting Seller's best estimate of each of the items, and the amounts thereof, to be included on the Closing Date Balance Sheet and (ii) a certificate of Seller, duly executed by an executive officer of Seller, stating that the Estimated Closing Date Balance Sheet has been prepared in good faith, has been prepared in accordance with and adjusted pursuant to the Accounting Principles and Procedures, and reflects Seller's best estimate of, and to the best Knowledge of Seller, fairly presents each of the items, and the amounts thereof, to be included on the Closing Date Balance Sheet.

                           (d)      If the Net Asset Amount of the Company as
shown on the Estimated Closing Date Balance Sheet is greater than the Net Asset Amount shown on the Adjusted November Balance Sheet, the payment of the Fixed Amount to Seller on the Closing Date shall be increased, as a preliminary adjustment to the Fixed Amount as provided in Section 2.2(b), by the amount of such excess (the "Estimated Price Increase"). If the Net Asset Amount of the Company as shown on the Estimated Closing Date Balance Sheet is less than the Net Asset Amount as shown on the Adjusted November Balance Sheet, the payment of the Fixed Amount to Seller on the Closing Date shall be decreased, as a preliminary adjustment to the Fixed Amount as provided in
Section 2.2(b), by the amount of such deficiency (the "Estimated Price
Decrease").

                           (e)      As of the close of business on the last day
of the fiscal month of the Company in which the Closing occurs, or at such other time on such other date as near as practicable thereto as may be mutually agreed to by the parties to avoid business disruptions, Purchaser shall cause physical counts to be made of the inventory of the Company located at the Company's Leicester, Massachusetts and Harrison, Arkansas facilities (the "Inventory Count"), which shall be observed by representatives of the accounting firm of Deloitte & Touche LLP (the costs of such physical inventory to be shared equally by Purchaser and Seller). Seller's representatives shall also be entitled to attend and observe the taking of the Inventory Count. Upon completion of the Inventory Count (and any adjustment pursuant to the immediately following sentence), Seller shall be provided with copies of the relevant data relating to those counts for its review. The results of the Inventory Count shall be adjusted to reflect the Company's inventory at the close of business on the day immediately preceding the Closing Date using actual receipts and shipments, and the valuation of inventory for purposes of the Closing Date Balance Sheet shall be computed in accordance with the Accounting Principles and Procedures and shall be based on the results of the Inventory Count as so adjusted, plus (i) the amount shown in the Company's books and records in accordance with the Company's perpetual inventory system at all locations (other than the Company's Leicester, Massachusetts and Harrison, Arkansas facilities) and (ii) "in-transit" inventory.

                           (f)      Within forty-five (45) days following the
Closing Date, Seller shall deliver to Purchaser a special purpose balance sheet of the Company as of 12:01 a.m. on the Closing Date prepared by Seller with the cooperation of Purchaser (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with and adjusted by the Accounting Principles and Procedures and shall set forth the calculation of the Net Asset Amount. In connection with the preparation of the Closing Date Balance Sheet, each party shall provide the other and the other's accountants and representatives full access to the Company's books, records, facilities and employees within such party's control. If the Net Asset Amount of the Company as reflected in the Closing Date Balance Sheet, is greater than the Net Asset Amount as reflected in the Estimated Closing Date Balance Sheet, the Estimated Purchase Price shall be increased, by a final adjustment to the Estimated Purchase Price as provided in Section 2.2(c), by the amount of such excess (the "Final Purchase Price Increase"). If the Net Asset Amount of the Company as reflected in the Closing Date Balance Sheet is less than the Net Asset Amount as reflected in the Estimated Closing Date Balance Sheet, the Estimated Purchase Price shall be decreased, by a final adjustment to the Estimated Purchase Price as provided in Section 2.2(c), by the amount of such deficiency (the "Final Purchase Price Decrease").

                           (g)      Purchaser shall have fifteen (15) Business
Days after receipt by it of the Closing Date Balance Sheet (the "Dispute Period") to dispute any item, calculation or amount, or the method of calculation of any item or amount, reflected therein (a "Dispute"). If Purchaser does not give written notice of a Dispute (a "Dispute Notice") to Seller within the Dispute Period, the Closing Date Balance Sheet shall be deemed to have been accepted by Purchaser in the form in which it was delivered by Seller. In the event that Purchaser does not agree with any item, calculation or amount, or the method of calculation of any item or amount, reflected on the Closing Date Balance Sheet, Purchaser shall give Seller a Dispute Notice within the Dispute Period, setting forth the basis of its disagreement, and Seller and Purchaser shall, within fifteen (15) days after receipt by Seller of such Dispute Notice, attempt to resolve such Dispute and agree in writing upon the final Closing Date Balance Sheet. In the event that Seller and Purchaser are unable to resolve any such Dispute within the fifteen (15) day resolution period, then the national office of the certified public accounting firm of Deloitte & Touche LLP or such other national office of a certified public accounting firm or office as may be mutually agreed upon by Seller and Purchaser (the "Arbitrator") shall be employed as arbitrator hereunder to settle such Dispute as soon as reasonably practicable. The parties agree that the Arbitrator shall decide only the matters involved in the Dispute, and not any other matters, and that such matters shall be decided in accordance with this Section 2.3. Any Arbitration pursuant to this Section 2.3(g) shall be conducted in the national office of Deloitte & Touche LLP or of such certified public accounting firm, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then existing and the Arbitrator's determination with respect to any Dispute shall be final and binding on all parties and not subject to appeal on any ground, and judgment on the arbitration award may be enforced in any court having jurisdiction over the subject matter of the controversy.
Seller and Purchaser shall each pay one-half of the fees and expenses of the Arbitrator for the services of the Arbitrator in the arbitration.

                           (h)      In the event of a Purchase Price Adjustment,
an amount equal to the Purchase Price Adjustment together with interest on such amount at a rate equal to the rate of interest announced from time to time by Chase Manhattan Bank to be its prime or reference rate, from the Closing Date to the payment date, shall be paid by either Purchaser to Seller, or Seller to Purchaser, as the case may be, in immediately available funds by wire transfer to such bank account as may be designated by Seller or Purchaser, as the case may be. Such payment shall be made within ten (10) days after the final determination of the Closing Date Balance Sheet.

                                      III

                                  THE CLOSING

                  3.1 Closing. The sale and transfer of the Shares by Seller to Purchaser (the "Closing") shall take place at the offices of Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York at
10:00 a.m.,
local time, on March 31, 1997, or if the conditions to close set forth in
Article VII hereof have not been satisfied or waived by March 29, 1997, two Business Days following the satisfaction and/or waiver of all conditions to close set forth in Article VII (the "Closing Date"), unless another date or place is agreed to in writing by the parties hereto.

                  3.2 Adjournment of Closing. Notwithstanding anything to the contrary set forth in Section 3.1, the Purchaser, in its sole discretion, shall be entitled to one reasonable postponement of the Closing based upon such factors as Purchaser considers appropriate.

                                      IV

                   REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Purchaser as follows:

                  4.1 Organization. Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where failure to be so existing and in good standing or to have such power and authority would not in the aggregate have a Company Material Adverse Effect. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing, to have such power and authority or to be so qualified or licensed would not have a Company Material Adverse Effect. Seller has heretofore delivered to Purchaser true, correct and complete copies of the Company's Certificate of Incorporation and Bylaws, as currently in effect.

                  4.2  Capitalization.

                           (a)      The authorized capital stock of the Company
consists of 1,000 shares of Common Stock, par value $1.00 per share. The
Shares are the only shares of Common Stock issued and outstanding, and all of the Shares are owned of record and beneficially by Seller, free and clear of all Liens, and no shares of Common Stock are issued and held in the treasury of the Company. All the Shares are duly authorized, validly issued, fully paid and nonassessable.

There are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company to issue, transfer or sell any shares of capital stock, options, warrants, calls or other equity interest of any kind whatsoever in the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or equity interest of the Company or (iii) voting trusts, proxies or similar agreements to which the Company or Seller is a party with respect to the voting of the capital stock of the Company.

                           (b)      Except as described in Section 4.2 of the
schedule delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement, and which is incorporated by reference herein and which is an integral part of this Agreement (the "Seller Disclosure Letter"), the Company does not own any outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of any Person.

                  4.3 Authorization; Validity of Agreement. Seller has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery of this Agreement by Purchaser, is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be subject to or limited by applicable bankruptcy, insolvency, reorganization or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally, except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding therefor may be brought.

                  4.4  No Violations; Consents and Approvals.

                       (a) Except as set forth in Section 4.4(a) of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement by Seller do not, and the consummation by Seller of the transactions contemplated hereby will not, (i) violate any provision of the Certificate of Incorporation or Bylaws of Seller, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, contract, agreement or other instrument to which the Company, Seller or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or otherwise subject or (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company, Seller or any of its Subsidiaries or any of their properties or assets; except in the case of clauses (ii) or (iii) for violations, breaches or defaults which (A) would not have a Company Material Adverse Effect, (B) would not materially impair, hinder or adversely affect the ability of Seller to perform any of its obligations under or as contemplated by this Agreement or to consummate the transactions contemplated hereby or (C) become applicable as a result of the business or activities in which Purchaser is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Purchaser.

                           (b)      Except as set forth in Section 4.4(b) of the
Seller Disclosure Letter, no filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a "Governmental Entity") or any other Person is required in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for (i) filings with the FTC and with the DOJ pursuant to the HSR Act, and (ii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not have a Company Material Adverse Effect, and do not materially impair, hinder or adversely affect the ability of Seller to perform any of its obligations under or as contemplated by this Agreement or to consummate the transactions contemplated hereby.

                  4.5 Financial Statements. Attached as Exhibit 4.5 are (i) the balance sheet of the Company as of March 31, 1996 and the related income statement and statement of cash flows of the Company for the fiscal year then ended and (ii) the balance sheets of the Company as of September 30, 1996 and November 30, 1996 and the related income statements of the Company for the six- and eight-month periods then ended (collectively, the "Financial Statements"). The Financial

Statements have been prepared from and are in agreement with the books and records of the Company. Except as disclosed in Exhibit 4.5, the Financial Statements present fairly in all material respects, when considered in relation to the consolidated financial statements of the Seller, the financial position and results of operations and, where appropriate, cash flows, of the Company for the periods then ended in conformity with generally accepted accounting principles.

                  4.6 Absence of Certain Changes. Except as (a) disclosed in the Financial Statements, (b) disclosed in Section 4.6 of the Seller Disclosure Letter or (c) expressly required by this Agreement, (i) since March 31, 1996 no event which would result in a Company Material Adverse Effect has occurred and (ii) since September 30, 1996 the Company has not taken any action that, if taken after the date hereof, would constitute a violation or breach of any of the provisions set forth in Section 6.1(a) through (o) hereof.

                  4.7 No Undisclosed Liabilities. Except for liabilities and obligations incurred in the ordinary course of business that are reflected on the Financial Statements or the Seller Disclosure Letter or will be reflected in the Closing Date Balance Sheet, since March 31, 1996 the Company has not incurred any, and there are no, liabilities or obligations, contingent or otherwise, that would be required to be disclosed, reflected or reserved against in a balance sheet of the Company (including the related notes thereto where appropriate) prepared in accordance with generally accepted accounting principles.

                  4.8  Litigation; Compliance with Law. Except as set forth in
Section 4.8 of the Seller Disclosure Letter, there is no action, suit or proceeding pending or, to the best Knowledge of Seller, any investigation pending or, to the best Knowledge of Seller, any action, suit or proceeding threatened, which in any way involves or affects the Company, by or before any court, Governmental Entity or arbitration panel or any other Person that could or would have a Company Material Adverse Effect. The business and operations of the Company are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any court or Governmental Entity or other regulatory authority, or arbitration panel, except for violations that, individually or in the aggregate, would not have a Company Material Adverse Effect.

                  4.9   Employee Benefit Plans; ERISA.

                        (a) Section 4.9(a) of the Seller Disclosure Letter lists each "employee benefit plan" (as defined in section 3(3) of ERISA), and all other material employee benefit(including, without limitation, any non-qualified plans), bonus, deferred compensation, incentive, stock option (or other equity-based), severance, change in control and fringe benefit plans maintained for the benefit of, or contributed to by the Company or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that would be deemed a "single employer" within the meaning of section 4001 of ERISA, for the benefit of any employee or former employee of the Company (the "Plans"). Seller has heretofore delivered to Purchaser true, correct and complete copies of each of the Plans, including all amendments to date.

                        (b) Each of the Plans that is subject to ERISA complies with ERISA and the applicable provisions of the Code, and has been administered in accordance with ERISA and, where applicable, the Code, except for any such violations that would not have a Company Material Adverse Effect. Each of the Plans intended to be "qualified" within the meaning of section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and Seller knows of no fact or set of circumstances that would materially adversely affect such qualification prior to and including the close of business on the day immediately preceding the Closing Date. Except as set forth in Section 4.9(b) of the Seller Disclosure Letter, none of the Plans is subject to Title IV of ERISA. No "reportable event", as such term is defined in section 4043(b) of ERISA (for which the 30 day notice requirement to the Pension Benefit Guaranty Board has not been waived) has occurred with respect to any Plan, except where the occurrence of any such event would not have a Company Material Adverse Effect. There are no pending or, to the best Knowledge of Seller, threatened claims (other than routine claims for benefits), actions, suits or proceedings by, on behalf of or against any of the Plans or any trusts related thereto or against Seller or the Company in respect of the Plans, except for any such claims, actions, suits or proceedings that would not reasonably be likely to have a Company Material Adverse Effect.

                        (c) Except as set forth in Section 4.9(c) of the Seller Disclosure Letter, no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to any employees or former employees of the Company beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

                        (d) No Plan has incurred an "Accumulated Funding Deficiency" (as defined in section 302(a) of ERISA or Section 412(a) of the Code), whether or not waived.

                        (e) Except as set forth in Section 4.9(e) of the Seller Disclosure Letter, none of the Company or any ERISA Affiliate has incurred or would incur a "withdrawal" or "partial withdrawal", as defined in sections 4203 and 4205 of ERISA, from any Plan that has resulted or would result in a withdrawal liability of the Company or any ERISA Affiliate under such Plan, except where the occurrence of any such event would not have a Company Material Adverse Effect.

                  4.10  Real Property.

                        (a) Section 4.10 of the Seller Disclosure Letter sets forth a list of all real property owned by the Company (the "Owned Real Property"). The Company owns the Owned Real Property in fee subject to no Liens, except for Permitted Liens.

                        (b) Section 4.10 of the Seller Disclosure Letter sets forth a list (including, without limitation, all amendments) of all leases and subleases under which the Company is tenant or subtenant (the "Leases"), that, in any 12-month period, requires total lease or rent payments by the Company of more than $50,000 (each such Lease, a "Material Lease"), including the date of the Material Lease, the premises demised thereunder, the name of the lessee and lessor, the commencement date and expiration date of such Material Lease and the annual rent payable by the lessee under such Material Lease. As used herein, the term "Material Leased Real Property" shall mean the real property demised by Material Leases.

                        (c) Seller has heretofore delivered to Purchaser true, correct and complete copies of the Material Leases. The Material Leases are in full force and effect and are enforceable in accordance with their respective terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally. Except as set forth in Section 4.10(b) of the Seller Disclosure Letter, the Material Leases have not been amended. The Company has not assigned, pledged or otherwise transferred, and has not sublet the premises demised by, any Material Lease. The Company is in possession of the premises demised by the Material Leases. To Seller's best Knowledge, no event has occurred or failed to occur which, with the giving of notice or the passage of time or both, would constitute a default under any Material Lease. As of the date of this Agreement, no lessor or lessee under any Material Lease has exercised any option or right to (i) cancel or terminate such Material Lease or shorten the term thereof, (ii) lease additional premises, (iii) reduce or relocate the premises demised by such Material Lease or (iv) purchase any property.

                        (d)      All licenses, permits and permanent
certificates of occupancy (the "Approvals"), if any, needed by the Company or, to the Knowledge of Seller, any third party in connection with the construction, use, occupancy and maintenance of any Owned Real Property or any Material Leased Real Property are in full force and effect in accordance with the respective terms thereof and none of the Approvals have been amended, assigned, pledged or otherwise transferred, except where the failure of any of the Approvals to be in full force and effect or any such amendment, assignment, pledge or transfer would not have a Company Material Adverse Effect.

                        (e) The Owned Real Property and the Material Leased Real Property, including, without limitation, all building systems, structural components, and building equipment, are in good condition and repair, normal wear and tear excepted, and there exist no defects in the same, except for such defects that would not have a Company Material Adverse Effect.

                  4.11 Intellectual Property. Section 4.11 of the Seller Disclosure Letter lists all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefor which are owned by the Company or any other Person and used by the Company in the operations of the Company, as currently conducted (collectively, the "Intellectual Property", it being understood that such term does not include computer software programs used by the Company in the operations of the Company) and, as of the date hereof, there are no pending or threatened claims of which Seller has been given written notice by any Person relating to the Company's use of any Intellectual Property. Except as set forth in Section 4.11 of the Seller Disclosure Letter, the Company has such ownership and use (free and clear of all Liens) of or rights by license, lease or other agreement to use (free and clear of all Liens) the Intellectual Property as are necessary to permit the Company to conduct the Company's business and its operations as currently conducted and the Company is not obligated to pay any royalty or similar fee to any Person in connection with the Company's use or license of any of the Intellectual Property.

                  4.12 Computer Software. The Company has such title or such rights by license, lease or other agreement to the computer software programs, including, without limitation, application software, which are used by the Company and which are material to the conduct of its business and operations as currently conducted, as are necessary to permit the conduct of its business and operations as currently conducted, except (i) as set forth in Section 4.12 of the Seller Disclosure Letter and
(ii) for computer software programs owned, licensed or leased by Seller and to be used by Seller in providing services to the Company pursuant to the Transitional Services Agreement.

                  4.13  Material Contracts.

                        (a) Section 4.13 of the Seller Disclosure Letter sets forth, as of the date hereof, a true, complete and correct list of every contract, agreement, loan, lease, license, guarantee, understanding or commitment (any such item, a "Contract") that (i) provides for aggregate future payments by the Company or to the Company of more than $100,000 and has an unexpired term exceeding one year and may not be canceled upon 60 days notice without any liability, penalty or premium (excluding purchase orders and invoices arising in the ordinary course of business); (ii) was entered into by the Company with Seller or a stockholder, officer, director or significant employee of the Company or Seller (other than those identified in Section 4.9 of the Seller Disclosure Letter); (iii) is a collective bargaining or similar agreement; (iv) guarantees or indemnifies or otherwise causes the Company to be liable or otherwise responsible for the obligations or liabilities of any other Person or provides for a charitable contribution by the Company; (v) involves an agreement with any bank, finance company or similar organization; (vi) restricts the Company from engaging in any business or activity anywhere in the world; (vii) is an employment agreement, consulting agreement or similar arrangement with any employee of the Company or any other Person (other than those identified in Section 4.9 of the Seller Disclosure Letter); or (viii) any joint venture agreement to which the Company is a party (the foregoing, collectively, "Material Contracts"). For purposes hereof, Material Contracts shall not include Material Leases, plans or agreements in respect of computer software programs owned, licensed or leased by Seller and to be used by Seller in providing services to the Company pursuant to the Transitional Services Agreement. Seller has heretofore provided true, complete and correct copies of all Material Contracts to Purchaser.

                        (b) Except as set forth in Section 4.13 of the Seller Disclosure Letter, (i) there is not, and, to the best of Seller's Knowledge, as of the date hereof, there has not been, claimed or alleged by any Person with respect to any Material Contract, any existing default, or event that with notice or lapse of time or both would constitute a default or event of default, on the part of the Company or, to the best of Seller's Knowledge, on the part of any other party thereto, except such defaults, events of default and other events that would not result in a Company Material Adverse Effect and (ii) no consent, approval, authorization or waiver from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the Material Contracts, other than such consents and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given.

                  4.14 Taxes. Except as set forth in Section 4.14 of the Seller Disclosure Letter:

                        (a)     (i)   each of Seller and the Company has (A)
         duly and timely filed with the appropriate governmental authorities all material Tax Returns required to be filed by it and such Tax Returns are true, correct and complete in all material respects, and
         (B) duly and timely paid in full, or provision for such payment has been recorded on the books and records of the Company in accordance with GAAP for the payment of, all Taxes due with respect to the Company;

                                (ii) the Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes;

                                (iii) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending, proposed or threatened (in each case in writing) with regard to any Taxes or Tax Returns of the Company;

                                (iv)  there are no Liens for Taxes upon any
         property or assets of the Company, except for Permitted Liens;

                                (v)   all Tax Returns with respect to Income
         Taxes ("Income Tax Returns"), and any state and local sales, use, highway use, and real or personal property Tax Returns of or including the Company, and any other Tax Return of or including the Company showing thereon as due for the period of such Tax Return Taxes of at least $25,000, have been examined by the Internal Revenue Service or the appropriate state or local taxing authority (or the applicable statutes of limitation for the assessment of such Taxes for such periods have ex-pired) for all periods through the taxable year ended March 31, 1992;

                                (vi)  with respect to the Company, (i) there
         are no pending requests for rulings from any Taxing authority, (ii) there are no outstanding subpoenas or requests for information by any Taxing authority with respect to Taxes, and (iii) there are no material proposed reassessments by any Taxing authority of any property owned or leased by the Company;

                                (vii) there are no agreements in effect to extend (i) the time to file any Tax Return of the Company or (ii) the period of limitations for the assessment or collection of any Taxes for which the Company would be liable;

                                (viii) neither the Company nor any Tax
         Affiliate has, and Seller has not on behalf of the Company, entered into any closing agreement, within the meaning of Section 7121 of the Code or any analogous provision of applicable state or local Tax law, which closing agreement could affect any Taxes for which the Company could be liable after the Closing Date;

                                (ix) all deficiencies of Taxes other than Income Taxes asserted or proposed in writing or, to the Knowledge of the Seller, otherwise asserted or proposed with respect to the Company or any predecessor of the Company as a result of any audit, examination, investigation or similar proceeding by any taxing authority have been paid or adequate provision therefor has been made on the Financial Statements;

                                    (x)  the Company is a member of a U.S.
         consolidated return filing group of which Seller is the common parent; and

                                    (xi) there are no powers of attorney in
         effect relating to Taxes of the Company that relate to Taxes for any Post-Closing Period.

                        (b) Section 4.14(b) of the Seller Disclosure Letter sets forth a list of states, territories and other jurisdictions (whether foreign or domestic) in which the Company has filed Income, franchise, sales and use and property (real, personal and intangible) Tax Returns for taxable periods ending after March 31, 1991; and except as set forth thereon, no taxing authority in a jurisdiction where the Company does not file Tax Returns has made a claim or assertion in writing that the Company is subject to Tax by such jurisdiction.

                        (c) Seller has provided to Purchaser all audit reports relating to each adjustment, if any, to Taxes of the Company of $25,000 or more made by any taxing authority with respect to any taxable period ended after March 31, 1991.

                  4.15  Affiliated Party Transactions. Except as set forth in
Section 4.15 of the Seller Disclosure Letter, no contracts or agreements in which the amount involved either alone or together with all similar items exceeds $100,000 are in effect as of the date hereof, or have been in effect at any time since December 31, 1993, between the Company, on the one hand, and Seller or its Affiliates or any other Affiliates of the Company, on the other hand (such contracts or agreements, "Affiliate Transactions").

                  4.16  Environmental Matters.  Except as set forth in Section
4.16 of the Seller Disclosure Letter:

                        (a) the Company has obtained and holds, and is in compliance with all Environmental Laws and Environmental Permits except as would not have a Company Material Adverse Effect or materially hinder or impair the business and operations of the Company as presently conducted;

                        (b) no Current Site is a treatment, storage or disposal facility, as defined in and regulated under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., is or, to Seller's Knowledge, ever was listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or on any similar state list of sites requiring investigation or cleanup;

                        (c) the Company has not received any notice or entered into any written agreement with respect to any Current Site from or with any Governmental Entity or Person that remains pending or outstanding alleging that the Company is not in compliance with any Environmental Law except as would not have a Company Material Adverse Effect or materially hinder or impair the business and operations of the Company as presently conducted;

                        (d) there has been no Release of a Hazardous Substance at, from, in, to, on or under any Current Site or at any other property to which it is alleged the Company is liable, and no Hazardous Substances are present in, on, about or, to Seller's Knowledge, migrating to or from any Current Site that could reasonably be expected to give rise to an Environmental Claim against the Company except as would not have a Company Material Adverse Effect or materially hinder or impair the business and operations of the Company as presently conducted;

                        (e) there are no pending or outstanding corrective actions requested, required or being conducted by any Governmental Entity for the investigation, remediation or cleanup of any Current Site, and there have been no such corrective actions, whether still pending or otherwise, that would have a Company Material Adverse Effect or materially hinder or impair the business and operations of the Company as presently conducted;

                        (f) there are no outstanding past or pending, or to Seller's Knowledge threatened Environmental Claims against the Company, and the Seller is not aware of any facts or circumstances relating to any Current Site that could reasonably be expected to form the basis for any Environmental Claim against the Company except as would not have a Company Material Adverse Effect or materially hinder or impair the business and operations of the Company as presently conducted;

                        (g) the Company has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-Site location from any Current Site that could reasonably be expected to result in an Environmental Claim against the Company except as would not have a Company Material Adverse Effect or materially hinder or impair the business and operations of the Company as presently conducted;

                        (h) to Seller's Knowledge, there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing material at any Current Site; and

                        (i)      there have been no environmental
investigations, studies, audits, tests, reviews or other analyses (which have been reduced to writing) conducted by, on behalf of, and which are otherwise in the possession of the Company or Seller with respect to any Current Site or any transportation, handling or disposal of any Hazardous Substance which have not been delivered to or made available to Purchaser prior to execution of this Agreement.

                  4.17 No Brokers. Seller has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' fees or other similar fees in connection with the transactions contemplated by this Agreement, except for Paine Webber Incorporated, whose fees shall be borne solely by Seller.

                  4.18 Receivables, Inventory and Payables. All accounts receivable, inventory and accounts payable of the Company have arisen, and as of the Closing Date will have arisen, from bona fide transactions in the ordinary course of business consistent with past practice.

                  4.19 Letters of Credit. Except as set forth in Section 4.19 of the Seller Disclosure Letter, the Company has no outstanding letters of credit (whether documentary, standby or otherwise), or any obligation or responsibility in respect of an outstanding letter of credit (whether documentary, standby or otherwise) of any other Person, or any obligation in respect of any account party agreement or other similar financial arrangement with respect to any such letter of credit, or any obligation to cause any letter of credit to be issued. Seller has heretofore delivered to Purchaser true, correct and complete copies of each letter of credit listed or described in Schedule 4.19 of the Seller Disclosure Letter, and all underlying or related documentation.

                  4.20 Entire Business. Except as set forth in Section 4.20 of the Seller Disclosure Letter and for computer software programs owned, licensed or leased by Seller and to be used by Seller in providing services to the Company pursuant to the Transitional Services Agreement, the assets, properties and rights owned, leased or licensed by the Company, or used in connection with the business or operations of the Company, and that will be owned, leased or licensed by the Company as of the Closing Date, constitute substantially all of the properties and assets necessary to the Company in connection with the operation and conduct by the Company of its business as now operated and conducted.

                  4.21 Unclaimed Funds. Except as disclosed in Section 4.21 of the Seller Disclosure Letter, there are no liabilities or obligations with respect to any unclaimed funds or other property of any kind that at any time in the past have been turned over by the Company to Seller or any other Person that are subject to any recovery by any state or other Governmental Entity or any other Person (including, without limitation, the owner or purported owner of such funds or other property) pursuant to any escheat or other law.

                  4.22  Pending Transactions. Except as set forth in Section
4.22 of the Seller Disclosure Letter, as of the date hereof, there is no contract, agreement or, to the Knowledge of Seller, outstanding proposal with any customer or vendor pursuant to which the Company is or would be required to advance $100,000 or more to such customer or vendor. To the Knowledge of the Seller and as of the date hereof, there are no outstanding proposals to current or prospective new customers regarding the establishment of a new business relationship that would provide any pricing, discount, rebate or other term unusual in amount or percentage and that would be detrimental or adverse to the business or operations of the Company.

                  4.23 Insurance. Section 4.23 of the Seller Disclosure Letter sets forth a summary of the insurance policies (including the carrier, the expiration date, the amounts and lines of coverage) currently maintained by Seller, including, without limitation, any umbrella or excess liabilities policies, which relate to, or in any way provide coverage for, the Company, its business or operations or for which the Company is an insured or which would provide coverage to the Company had the Company been included among Seller's Subsidiaries entitled to coverage under the applicable policy, but excluding from the foregoing any insurance policies providing coverage for acts or omissions of directors and officers of Seller or the Company in their capacities as such (such policies, together with all such policies maintained by Seller during the past three (3) years, collectively, the "McKesson Insurance Policies"). All McKesson Insurance Policies not summarized in
Section 4.23 of the Seller Disclosure Letter contained substantially the same limits of liability and coverage as the corresponding policy summarized in said Section 4.23. Seller has heretofore delivered to Purchaser true, correct and complete copies of the McKesson Insurance Policies summarized in Section
4.23 of the Seller Disclosure Letter.

                                       V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to Seller as follows:

                  5.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted except where failure to be so existing and in good standing or to have such power and authority would not in the aggregate have a Purchaser Material Adverse Effect. Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing, to have such power and authority or to be so qualified or licensed would not have a Purchaser Material Adverse Effect. Purchaser has heretofore delivered to Seller true, correct and complete copies of its Certificate of Incorporation and Bylaws as currently in effect.

                  5.2 Authorization; Validity of Agreement. Purchaser has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of this Agreement by Seller, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforceability may be subject to or limited by applicable bankruptcy, insolvency, reorganization, or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally, except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding therefor may be brought.

                  5.3   No Violations; Consents and Approvals.

                        (a) The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation by Purchaser of the transactions contemplated hereby will not, (i) violate any provision of the certificate of incorporation or Bylaws of Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, contract, agreement or other instrument to which Purchaser is a party or by which the Purchaser or any of its properties or assets may be bound or otherwise subject or (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Purchaser, or any of its properties or assets; except in the case of clauses
(ii) and (iii) for violations, breaches or defaults which (A) would not have a Purchaser Material Adverse Effect, or (B) would not materially impair, hinder or adversely affect the ability of Purchaser to perform any of its obligations under or as contemplated by this Agreement or to consummate the transactions contemplated hereby.

                        (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except (i) filings with the FTC and with the DOJ pursuant to the HSR Act, and (ii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not have a Purchaser Material Adverse Effect, and do not materially impair, hinder or adversely affect the ability of Purchaser to perform any of its obligations under or as contemplated by this Agreement or to consummate the transactions contemplated hereby.

                  5.4 Sufficient Funds. Purchaser has sufficient funds available, in cash or pursuant to existing credit agreements or binding commitments in effect on the date of this Agreement, to purchase all the Shares for the Purchase Price set forth in Section 2.2 hereof and to perform all of its obligations hereunder.

                  5.5 Litigation; Compliance with Law. There is no action, suit or proceeding pending or, to the best knowledge of Purchaser, any investigation pending or, to the best knowledge of Purchaser, any action, suit or proceeding threatened, which in any way involves or affects Purchaser, by or before any court, Governmental Entity or arbitration panel or any other Person that would have a Purchaser Material Adverse Effect. The business and operations of Purchaser are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any court or Governmental Entity, except for violations that, individually or in the aggregate, would not have a Purchaser Material Adverse Effect.

                  5.6 No Brokers. Purchaser has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, or finders' fees or other similar fees in connection with the transactions contemplated by this Agreement.

                  5.7 Investigation by Purchaser. Purchaser has conducted a review and analysis of the business, assets, condition and operations of the Company and acknowledges that Seller has provided Purchaser access to certain of the properties, premises and records of the Company for this purpose; provided, however, this Section 5.7 shall not limit, restrict, modify or otherwise have any effect on any of the rights or remedies of Purchaser under this Agreement or the Transitional Services Agreement.

                  5.8   Prior Seller Representations; No Personal Liability.

                        (a) Purchaser acknowledges that none of Seller, its Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or its agents or representatives prior to the execution of this Agreement and the delivery of the Seller Disclosure Letter which is being made concurrently with the execution and delivery of this Agreement, except as to such documents and agreements specifically referred to in this Agreement as being delivered (as to which Seller represents and warrants the accuracy and completeness thereof) or made available by Seller to Purchaser prior to the date hereof.

                        (b) Purchaser agrees, to the fullest extent permitted by applicable law, that none of Seller, its Subsidiaries or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives shall have any liability or responsibility whatsoever to Purchaser, its directors, officers, employees, affiliates, controlling persons, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Purchaser or its directors, officers, employees, affiliates, controlling persons, agents or representatives (or any omissions therefrom) in connection with the transactions contemplated hereby, except (solely with respect to Seller) to the extent expressly set forth in this Agreement, the Seller Disclosure Letter or the Transitional Services Agreement.

                  5.9 Investment Intent. The Shares will not be taken by Purchaser with a view to the public distribution thereof, and will not be transferred, except in a transaction registered or exempt from registration under the Securities Act.

                                      VI

                                   COVENANTS

                  VI.1 Conduct of the Business by the Company Pending the Closing. During the period from the date hereof to the Closing, unless Purchaser shall otherwise agree in writing, except as required by applicable law, or as otherwise expressly provided for by this Agreement, Seller shall cause the Company to conduct its businesses in the ordinary course, consistent with past practice, and in such a manner that would not have a Company Material Adverse Effect. Without limiting the generality of and in addition to the foregoing, and except as set forth in the Seller Disclosure Letter hereto or as otherwise provided in this Agreement, prior to the Closing, Seller will cause the Company not to, without the prior written consent of Purchaser (in the case of items (f), (m), (n) and (o) below, such consent not to be unreasonably withheld or delayed):

                        (a) amend its certificate of incorporation or bylaws;

                        (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities;

                        (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any of its securities;

                        (d) (i) incur or assume any indebtedness other than trade payables incurred in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in accordance with past practices);

                        (e) enter into, adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any Company Employee (as such term is hereinafter defined), or (except for normal increases in the ordinary course of business that are consistent with past practices) increase in any manner the compensation or fringe benefits of any Company Employee or pay any benefit not required by any existing plan and arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units);

                        (f) acquire, sell, lease, transfer or dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice, or any properties or assets that are material, individually or in the aggregate, to the Company's business or operations or enter into any Material Contract or any commitment that would result in a Material Contract or enter into any Affiliate Transaction other than in the ordinary course of business and consistent with past practice;

                        (g) except as may be required by law, take any action to terminate or materially amend any of its employee benefit plans with respect to or for the benefit of Company Employees;

                        (h) modify any policy or procedure with respect to credit to customers or collection of receivables or make any proposal with respect thereto (provided that Purchaser's consent with respect to any proposal shall not be unreasonably withheld or delayed) to any prospective customer;

                        (i) pay, discharge or satisfy before it is due any claim or liability of the Company, or fail to pay any such item in a timely manner, given the Company's prior practices;

                        (j) cancel any debts or waive any claims or rights of substantial value;

                        (k) except to the extent required by applicable law, change any accounting principle or method or make any election for foreign, federal, state or local income Tax purposes;

                        (l) take or suffer any action that would result in the creation, or consent to the imposition, of any Lien on any of the properties or assets of the Company;

                        (m) make any capital expenditure or commitment for additions to property, plant, equipment or other capital assets in excess of $50,000;

                        (n) except in the ordinary course of the Company's business consistent with past practice, amend, waive, surrender or terminate or agree to the amendment, waiver, surrender or termination of any Material Contract, Material Lease or Approval;

                        (o) except in the ordinary course of the Company's business consistent with past practice, exercise any right or option under any Lease or extend or renew any Material Contract or Material Lease; or

                        (p) enter into any contract, agreement, commitment or arrangement to do, or take, or agree in writing or otherwise to take or consent to, any of the foregoing actions.

                  6.2   Access to Information.

                        (a) Between the date of this Agreement and the Closing, during normal business hours, Seller will give Purchaser and its authorized representatives reasonable access to all offices and other facilities of the Company and to all books and records of the Company and of Seller, with respect to the Company, and the Company and Seller, as applicable, will permit Purchaser to make such inspections and to make copies of such books and records as it may reasonably require and will cause its officers and the Company and its officers to furnish Purchaser with such financial and operating data and other information as Purchaser may from time to time reasonably request. Purchaser and its authorized representatives will conduct all such inspections in a manner which will minimize any disruptions of the business and operations of the Company.

                        (b) Purchaser and Seller agree that the provisions of the confidentiality agreement between Seller and Purchaser, dated November 1, 1996 (the "Confidentiality Agreement") shall remain binding and in full force and effect until the Closing, that the information contained herein, in the Seller Disclosure Letter and provided to Purchaser or its authorized representatives pursuant hereto shall be subject to the Confidentiality Agreement as "Information" (as defined therein) until the Closing and that, for that purpose and to that extent, the terms of the Confidentiality
Agreement are incorporated herein by reference.

                  6.3 Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                  6.4 Consents. Seller and Purchaser shall cooperate, and use their respective best efforts, in as timely a manner as is reasonably practicable, to make all filings with, and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders from, all Governmental Entities and other Persons necessary or required to be obtained for Purchaser and Seller, as applicable, to consummate the transactions contemplated by this Agreement (collectively, the "Consents"). Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other persons may reasonably request in connection with the foregoing and will provide the other party with (i) copies all filings made by such party with any Governmental Entity or other Person or any other information supplied by such party in connection with this Agreement and the transactions contemplated hereby and (ii) all consents obtained from any party to any Contract or any Material Lease and any Approval with respect to any Material Leased Real Property and the Owned Real Property.

                  6.5   HSR Filings.

                        (a) In addition to and without limiting the agreements of the parties contained in Section 6.4, hereof, Seller and Purchaser will (i) take promptly all actions necessary to make the filings required of them or any of their Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Seller or Purchaser, as applicable, or any of their Affiliates from the FTC or DOJ pursuant to the HSR Act,(iii) cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the FTC or DOJ or states attorneys general and (iv) use all commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law.

                        (b) Each of Seller and Purchaser shall promptly inform the other party of any material communication received by such party from the FTC, DOJ or any other Governmental Entity regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ or any other Governmental Entity in connection with the transactions contemplated hereby.

                  6.6 Public Announcements. Purchaser and Seller will consult with each other and obtain the other's consent, which consent shall not be unreasonably withheld or delayed, before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and obtaining such consent, except if the issuance of any such press release or the making of any such public statement prior to such consultation and obtaining such consent is required by applicable law or any securities exchange listing agreement to which Seller is a party.

                  6.7 Employee Agreements. Purchaser agrees to cause the Company, to honor and be bound by the terms of the employment agreements (the "Employment Agreements") and severance agreements (the "Severance Agreements") with officers of the Company listed on Section 6.7 of the Seller Disclosure Letter. Seller has heretofore delivered to Purchaser true, correct and complete copies of such Employment Agreements and Severance Agreements.

                  6.8   Employee Benefits.

                        (a) For a period of eighteen (18) months immediately following the Closing, Purchaser shall, or shall cause the Company to, continue to maintain, for the benefit of employees and officers of the Company, employee benefit plans (as defined in section 3(3) of ERISA) which are comparable in the aggregate to those provided to them under the active employee benefit plans provided by the Company or Seller for the benefit of employees of the Company immediately prior to the Closing, other than plans or parts of plans providing for contributions in Seller, Purchaser or Company stock, ESOPs or other Seller, Purchaser or Company stock or equity related plans. Anything to the contrary contained herein notwithstanding, Purchaser shall cause the Company to assume, to indemnify Seller, and to hold Seller harmless from and against, any and all obligations and liabilities reflected on the Closing Date Balance (to the extent required to be so reflected by the Accounting Principles and Procedures) under the terms of the Mass Merchandisers, Inc. Deferred Compensation Plan, the Mass Merchandisers, Inc. Employee Supplemental Retirement Plan and the NAPCO Industries Plan, dated January 1982.

                        (b) Purchaser or the Company may provide the benefits referred to in the first sentence of Section 6.8(a) under newly established plans of Purchaser or the Company or under existing employee benefit plans that are maintained by Purchaser or the Company prior to the Closing.

                        (c) Except to the extent specifically provided in this Agreement, effective as of the Closing Date, each Company Employee (as such term is hereinafter defined) shall cease to be a participant in each of the employee benefit plans sponsored or maintained by Seller; provided, however, that Seller shall, upon the reasonable request of Purchaser, provide information necessary and appropriate to assist Purchaser in establishing successor employee benefit plans for the benefit of such Company Employees.

                        (d) "Company Employees" shall mean the employees of the Company as of the Closing Date, excluding any such employees receiving disability benefits (whether long-term or short-term) as of the Closing Date; provided, however, that with respect to any such employee receiving short-term disability benefits as of the Closing Date who returns to full-time employment with the Company prior to the expiration of his or her short-term disability benefits, Purchaser shall cause the Company to make an appropriate payment, if necessary, to Seller to reimburse Seller for benefits paid as a result of not treating such employee as a Company Employee from and after the Closing Date; provided that any employee of the Company who is on short-term disability as of the Closing Date and does not return to the employ of the Company shall not be a Company Employee for purposes hereof.

                        (e) Purchaser shall cause the Company to assume, to indemnify Seller, and to hold Seller harmless from and against any and all obligations and liabilities arising under health, medical, hospitalization, drug prescription and dental benefit insurance plans with respect to any and all health, medical, hospitalization, drug prescription and dental benefit expenses incurred by the Company with respect to claims of Company Employees, after the Closing Date, including any such expenses arising after the Closing in connection with injuries or claims first incurred prior to the Closing Date ("Post-Closing Medical Expenses"). To the extent that any Post-Closing Medical Expenses are paid by Seller or any employee benefit plan of Seller, Seller shall notify the Company of the payment of such expenses and the Company shall reimburse Seller for such expenses as soon as is reasonably practicable following such notification.

                        (f) For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Purchaser and its Subsidiaries (including, without limitation, the Company following the Closing), Purchaser shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company of each Company Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or Seller prior to the Closing) as service rendered to Purchaser or its Subsidiaries, as the case may be, for all purposes including, without limitation, eligibility to participate, eligibility to receive benefits (including the application of waiting periods in respect of preexisting conditions or any other waiting periods under the Company's welfare plans) and vesting thereunder. Company Employees shall also be given credit for any deductible, copayments or similar amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles, copayments or similar amounts are required. Purchaser shall not impose any preexisting condition or waiting period limitation under any applicable Purchaser plan that is greater than that which would otherwise be applicable to a Company Employee under an analogous plan prior to the Closing.

                        (g) Nothing contained in this Section 6.8 shall confer on any Company Employee or other Person any third party beneficiary rights or constitute any Company Employee or other Person a third party beneficiary of any of the terms or provisions hereof.

                  6.9 Notification of Certain Matters. Seller shall give prompt notice to Purchaser and Purchaser shall give prompt notice to Seller, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty contained in this Agreement (including the Seller Disclosure Letter) to be untrue or inaccurate in any material respect at the Closing, (ii) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty contained in this Agreement (including the Seller Disclosure Letter) to be untrue or inaccurate in any material respect at the Closing, but for the fact that such representation or warranty is dated as of the date of this Agreement, and (iii) any material failure of the Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, warranty, obligation, condition or agreement to be observed, complied with or satisfied by it hereunder; provided, however, that the qualification by the use of the word "material" of the obligation to provide prompt notice pursuant to the foregoing shall not apply to any representation, covenant, warranty, obligation, condition or agreement that is itself qualified by a materiality qualification, including, without limitation, a Company Material Adverse Effect.

                  6.10  Tax Matters.

                        (a) With respect to the Company, Seller and Purchaser shall jointly make the election provided for by Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations and any comparable election under state or local tax law (the "Election"). As soon as practicable after the Closing, with respect to such Election, Seller and Purchaser shall mutually prepare a Form 8023-A, with all attachments, and Seller shall sign such Form 8023-A. Also, Purchaser and Seller shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve such Election in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury Regulations (or any comparable provisions of state or local tax law) or any successor provisions.

                        (b) With respect to the Election, Purchaser shall in good faith determine the modified Aggregate Deemed Sales Price (the "modified ADSP") and allocate the modified ADSP reasonably among the assets of the Company and the covenants contained in Section 6.13 pursuant to Treasury Regulation
Section 1.338(h)(10)-1. Purchaser shall provide to Seller a schedule and supporting material reflecting such allocation. Purchaser agrees that Purchaser shall consult with Seller in the determination of the purchase price allocation hereunder. The parties shall take no action inconsistent with, or fail to take any action necessary for the validity of, the Election, and shall adopt and utilize the asset values determined from such reasonable allocation for the purpose of all Tax Returns filed by them, and shall not voluntarily take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation or otherwise with respect to such Tax Returns.

                        (c) Seller and Purchaser shall and shall cause their respective affiliates to provide the requesting party with such assistance and documents as may be reasonably requested by such party in connection with (i) the preparation of any Tax Returns of the Company, (ii) the conduct of any Tax Audit relating to liability for or refunds or adjustments with respect to Taxes, and (iii) any other Tax-related matter that is a subject of this Agreement. Such cooperation shall be provided to the requesting party promptly upon its request. Such cooperation and assistance shall include, without limitation, providing all information, records and other documents relating to Taxes with respect to the Pre-Closing Periods and Straddle Periods, preserving all such information until after the expiration of any applicable statute of limitations (including extensions), and making em-ployees available to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Audit. Purchaser shall, within 90 days following the Closing Date prepare and provide to Seller a package of tax information materials (the "Tax Package") relating to the tax items of the Company for the taxable years ending March 31, 1997, and on the Closing Date, if later, which Tax Package shall, to the extent permissible under applicable law, be completed in accordance with past practice, including past practice as to providing the information, schedules, work papers and other documentation, and as to the method of computation of separate taxable income or other relevant measures of income. Notwithstanding the foregoing sentence, the Tax Package for the taxable year ending March 31, 1997 shall be provided to Seller no later than August 31, 1997.

                        (d)     (i)   For purposes of this Agreement, (x) the
         amount of Taxes attributable to the pre-closing portion of a Straddle Period shall be determined based on an interim closing of the books as of the close of the Closing Date, except that the amount of any such Taxes that are imposed on a periodic basis shall be determined by reference to the relative number of days in the pre-closing and post-closing portions of such Straddle Period; and (y) the taxable year of any partnership or other pass-through entity in which the Company is partner or other beneficial interest holder shall be deemed to terminate on the Closing Date.

                                (ii)  Purchaser shall cause the Company to
         join, for all Pre-Closing Periods for which the Company is required or eligible to do so, in all consolidated, combined or unitary federal, state or local Income Tax or franchise Tax Returns of Seller (or any Tax Affiliate) for all Pre-Closing Periods ("Seller Tax Returns"), and shall, in each jurisdiction where this is required or permissible under applicable law, cause the taxable year of the Company to terminate as of the Closing Date. Seller shall cause to be prepared and timely filed all such Seller Tax Returns and shall cause to be timely paid all Taxes shown to be due on such Seller Tax Returns.

                                (iii) Purchaser shall or shall cause the Company to prepare and timely file all Income Tax Returns of the Company for all Pre-Closing Periods, other than those Tax Returns referred to in Section 6.10(d)(ii), which Income Tax Returns have not been filed as of the Closing Date, and all Income Tax Returns of the Company relating to a Straddle Period, and shall cause to be timely paid all Taxes shown to be due on such Tax Returns. No later than ten days prior to the due date for the filing of each Income Tax Return referred to in this Section 6.10(d)(iii), Seller shall pay to the Company the amount of Taxes shown as due thereon; provided, however, that in the case of an Income Tax Return for a Straddle Period, Seller shall only be required to pay the Company the portion of such Taxes that is attributable to the pre-closing portion of such Straddle Period determined in accordance with Section 6.10(d)(i). Seller shall fully cooperate with Purchaser and the Company and shall provide assistance to Purchaser and the Company in accordance with past practice in the preparation of the Income Tax Returns referred to in this Section 6.10(d)(iii).

                                (iv)  Purchaser shall or shall cause the
         Company to prepare and timely file all Tax Returns of the Company for all Pre-Closing Periods and Straddle Periods, other than those Tax Returns referred to in Section 6.10(d)(ii) and (iii), which Tax Returns have not been filed as of the Closing Date, and shall cause to be timely paid all Taxes shown as due thereon. No later than ten days prior to the due date for the filing of each Tax Return referred to in this Section 6.10(d)(iv), Seller shall pay to the Company the excess, if any, of (A) the amount of Taxes shown as due on such Tax Returns (in the case of a Tax Return for a Straddle Period, the amount of such Taxes attributable to the pre-closing portion of such Straddle Period), over (B) the amount, if any, specifically accrued with respect to such particular Tax on the Closing Date Balance Sheet.

                                (v)   The Tax Returns referred to in Section
         6.10(d)(ii), (iii) and (iv) shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by an intervening change in applicable law. Seller shall cause a pro forma federal Income Tax Return for the Company, together with the relevant workpapers and other information, and a state Income Tax information statement showing income, deductions and other tax items and the Company apportionment factor for each appropriate state, to be made available to Purchaser for its review no later than 20 days prior to the due date for filing the Seller Tax Returns to which such pro forma Income Tax Returns and information statements relate (taking into account proper extensions). Purchaser shall cause any Tax Return that is required to be filed by Purchaser or the Company under
         Section 6.10(d)(iii) or (iv), together with all relevant workpapers and other information, to be made available to Seller for its review and approval no later than 20 days prior to the due date for the filing of such Tax Return (taking into account proper extensions), such approval not to be required where Purchaser and the Company have prepared such Tax Returns in accordance with past practice (including without limitation, as to accounting methods and methods of measuring sales, income, property values or other relevant items), or a contrary treatment is required by an intervening change in the applicable law.

                         (e)    (i)   Without duplication, Seller shall
         indemnify, defend and hold the Purchaser Indemnified Persons harmless from and against any and all Damages which may be suffered or incurred by them in respect of or relating to, directly or indirectly
         (i) Taxes of or attributable to the Company with respect to all Pre-Closing Periods, (ii) Taxes of or attributable to the Company with respect to the pre-closing portion of any Straddle Period, (iii) Taxes payable by the Company with respect to any Pre-Closing Period or Straddle Period by reason of the Company being severally liable for the Tax of any Tax Affiliate pursuant to Treasury Regulation
         Section 1.1502-6 or any analogous state or local Tax law; (iv) any amount required to be paid by the Company, under an indemnification agreement or on a transferee liability theory, in respect of any Taxes of any Person, which indemnification agreement or application of transferee liability theory relates to an acquisition, disposition or similar transaction occurring on or prior to the Closing Date; (v) to the extent not included in the other clauses of this Section 6.10(e), Taxes payable by reason of the Election; (vi) to the extent not included in the other clauses of this Section 6.10(e), any other Taxes imposed upon or payable by the Company by reason of or attributable to the breach of any representation, warranty or covenant under this Agreement; and (vii) to the extent not included in other clauses of Section 6.10(e), Taxes payable by reason of any transactions contemplated by Sections 6.15 and 6.17 of this Agreement (relating to the retention of McKesson Rights and McKesson Obligations); provided, however, that in the case of Taxes other than Income Taxes, Seller shall be required to indemnify Purchaser pursuant to this Section 6.10(e) only if and to the extent that (A) Purchaser's and the Company's total aggregate costs or payments attributable to Taxes other than Income Taxes (including without limitation, all amounts shown as due on the Tax Returns filed pursuant to the first sentence of Section 6.10(d)(iv)) plus the total aggregate amount of Damages attributable to or resulting from such Taxes exceed (B) the sum of (1) the total aggregate amount of Taxes other than Income Taxes accrued on the Closing Date Balance Sheet plus (2) the total aggregate amount previously reimbursed to Purchaser or the Company by Seller for Taxes other than Income Taxes pursuant to the last sentence of Section 6.10(d)(iv) and this Section 6.10(e).

                                (ii)  Without duplication, Purchaser shall
         indemnify, defend and hold the Seller Indemnified Persons harmless from and against any and all Damages which may be suffered or incurred by them in respect of or relating to, directly or indirectly
         (i) Taxes of or attributable to the Company with respect to all post-closing periods, (ii) Taxes of or attributable to the Company with respect to the post-closing portion of any Straddle Period, and
         (iii) any liability for Taxes attributable to breach by Purchaser of any covenant relating to Taxes under this Agreement.

                                (iii) Any payment required to be made
         pursuant to this Section 6.10(e) shall be made within ten days after written request therefor.

                        (f)     (i)   Each of Seller and Purchaser shall notify
         the other party in writing within 30 days of receipt of written notice of any pending or threatened examination, audit or other administrative or judicial proceeding (a "Tax Audit") that could reasonably be expected to result in an indemnification obligation under this Agreement of such other party pursuant to this Agreement. If the recipient of such notice of a Tax Audit fails to provide such notice to the other party it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit, but only to the extent, if any, that such failure or delay shall have adversely affected the indemnifying party's ability to defend against, settle, or satisfy any action, suit, or proceeding against it, or any damage, loss, claim, or demand for which the indemnified party is entitled to indemnification hereunder.

                                (ii)  If a Tax Audit relates to any period
         ending on or prior to the Closing Date or to any Taxes for which the Seller is liable in full hereunder, Seller shall at its expense control the defense and settlement of such Tax Audit. If such Tax Audit relates to any period beginning after the Closing Date or to any Taxes for which Purchaser is liable in full hereunder, Purchaser shall at its expense control the defense and settlement of such Tax Audit. The party not in control of the defense shall have the right to observe the conduct of any Tax Audit at its own expense, including through its own counsel and other professional experts.

         Purchaser and Seller shall jointly represent the Company in any Tax Audit relating to a Straddle Period, and fees and expenses related to such representation shall be paid equally by Purchaser and Seller.

                                (iii) Notwithstanding Section 6.10(f)(ii), to the extent that an issue raised in any Tax Audit controlled by one party or jointly controlled could materially affect the liability for Taxes of the other party, the controlling party shall not, and neither party in the case of joint control shall, enter into a final settlement without the consent of the other, which consent shall not be unreasonably withheld. Where a party withholds its consent to any final settlement, that party may continue or initiate further proceedings, at its own expense, and the liability of the party that wished to settle (as between the consenting and the non-consenting party) shall not exceed the liability that would have resulted from the proposed final settlement (including interest, additions to tax and penalties that have accrued at that time), and the non-consenting party shall indemnify the consenting party for any such excess.

                        (g) In the event that a dispute arises between Seller and Purchaser as to the amount of Taxes or indemnification or any other matter relating to Taxes, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved 15 days thereafter, the parties shall submit the dispute to the national office of the certified accounting firm of Deloitte & Touche LLP (the "Settlement Accountants") for resolution, which resolution shall be final, conclusive and binding on the parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Settlement Accountants in resolving the dispute shall be borne equally by Seller and Purchaser. Any payment required to be made as the result of the resolution of the dispute by the Settlement Accountants shall be made within ten days after such resolution, together with any interest determined by the Settlement Accountants to be appropriate.

                        (h) Any Tax sharing agreement or contract between the Company and any other Person shall be terminated on, and effective as of, the Closing Date, and no Person shall have any rights or obligations under such Tax sharing agreement or contract after such termination, and no such rights or obligations shall be included in the Closing Date Balance Sheet.

                        (i) Purchaser shall (A) cause to be prepared and timely filed all Tax Returns relating to excise, sales, use, real or personal property transfer Taxes, recording fees and charges and all other similar charges and transfer Taxes imposed by any taxing authority upon or by reason of the transactions to be effected pursuant to this Agreement (the "Transfer Taxes"), and (B) cause all such Transfer Taxes to be duly and timely paid in full. The Transfer Taxes shall be borne equally by Seller and Purchaser. Purchaser shall cause each such Transfer Tax Return, together with all relevant work papers and other information, to be made available to Seller for its review and approval no later than 20 days prior to the due date for the filing of such Transfer Tax Return (taking into account proper extensions) to the extent practicable. Seller shall pay to Purchaser its share of the Transfer Taxes due and payable not later than 10 days prior to the due date for payment of such Transfer Taxes (taking into account proper extensions) to the extent practicable.

                        (j)      Subject to the last sentence of this
Section 6.10(j), any refunds or credits of the Taxes of the Company (but only to the extent of the amount in excess of any refunds or credits accrued on the Closing Date Balance Sheet) plus any interest received with respect thereto from the applicable taxing authorities for any Pre-Closing Period (including without limitation, refunds or credits arising from amended returns filed after the Closing Date) shall be for the account of Seller and, if received by Purchaser or the Company, shall be paid by Purchaser or the Company to Seller within ten days after Purchaser receives such refund or after the relevant Tax Return is filed in which the credit is applied against Purchaser or the Company's liability for Taxes for a period which begins after the Closing Date, net of any Taxes Purchaser or the Company is required to pay on account of the receipt of such refund or credit (including a reasonable estimate of resulting future Tax costs.) Seller shall not apply for any refund that will have a material and adverse effect on any post-closing period Tax Return without the consent of Purchaser. Any refunds or credits of Taxes of the Company for any Straddle Period shall be apportioned between Seller and Purchaser in the same manner as the liability for such Taxes is apportioned pursuant to Section 6.10(d)(i). Notwithstanding any other provision of this
Section 6.10(j), with respect to each Tax Return of the Company other than a consolidated, combined or unitary federal, state, or local franchise or Income Tax Return, a refund or credit of Tax shall be for the account of (or apportioned to) Seller only if such refund or credit by itself exceeds $25,000.

                        (k) Notwithstanding anything to the contrary in this Agreement, the representations and warranties contained in Section 4.14 and the covenants of the parties contained in this
Section 6.10 shall survive the Closing until the date 90 days after the expiration of the applicable statute of limitations including extensions.

                  6.11 Transfer of Intellectual Property. At or prior to the Closing, Seller shall cause all Intellectual Property, and any registrations thereof, owned by or held in the name of Seller or any of its Affiliates, to be transferred and assigned to the Company pursuant to instruments of assignment and transfer reasonably acceptable to Purchaser (the "IP Transfer Instruments").

                  6.12 Transitional Services Agreement. At the Closing, Seller shall enter into the transitional services agreement with the Company in the form of Exhibit 6.12 attached hereto (the "Transitional Services Agreement").

                  6.13  Seller Confidentiality and Non-Solicitation Covenants.

                        (a) Seller agrees that for a period of two (2) years following the Closing Date (the "Restrictive Period") Seller will keep secret and retain in confidence, and will not publish or disclose to any third Person, any Confidential Information. In addition, from the date hereof through the end of the Restrictive Period, Seller will keep secret and retain in confidence, and will not disclose, any Confidential Information obtained by Seller after the date hereof to any of Seller's sales or marketing personnel or other personnel performing similar functions. Notwithstanding the foregoing, Seller may disclose Confidential Information (A) to its agents and other representatives who need to know such Confidential Information to perform their duties on behalf of Seller; provided, however, that Seller shall require such agents and representatives to maintain such Confidential Information in confidence in accordance with the provisions of this Section 6.13(a) and Seller shall be responsible for any breach of such obligation and
(B) (i) as required by applicable law, judicial or regulatory subpoena or any securities exchange listing agreement to which Seller is a party; (ii) to the extent such Confidential Information has been disclosed by a third party (through no fault of Seller); or (iii) to the extent such Confidential Information is or becomes otherwise publicly available (through no fault of Seller).

                        (b) For purposes of this Agreement, Confidential Information shall mean confidential information relating to the Company's business, including, without limitation, the Company's research and development plans or projects, data and reports; computer material such as programs, instructions and printouts; formulas; product testing information; business improvements; processes, marketing and selling; strategic business plans; budgets; unpublished financial statements; licenses, pricing, pricing strategy and cost data; information regarding the compensation of Company employees; the identities of the clients and customers; the identities of contact persons at customers; the particular preferences, likes, dislikes and needs of customers and contact persons with respect to products, pricing, sales calls, timing, sales terms, service plans, methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts, the identities of the suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms. Notwithstanding the foregoing the term "Confidential Information" shall not include information that Seller has in its possession as a result of the operation or conduct of Seller's business (other than as a result of Seller's ownership of the Company), including, without limitation, as a result of joint sales or marketing efforts by Seller and the Company.

                        (c) During the Restrictive Period, Seller shall not, and shall not permit any Person in which Seller holds any interest giving Seller effective control (whether by vote, management or otherwise) or any of their respective directors, officers, employees or agents to, directly or indirectly, solicit the employment of any employee or consultant of the Company; provided, however, that the foregoing shall not apply to any general solicitation by Seller not directed specifically to the Company or the Company's employees or consultants.

                        (d) Seller acknowledges and agrees the provisions of this Section 6.13 are reasonable and necessary for the protection of Purchaser and the Company and Purchaser and the Company will be irreparably damaged if such provisions are not specifically enforced, the loss of which cannot be reasonably or adequately compensated in damages. Accordingly, Purchaser and the Company shall be entitled to injunctive and other equitable relief (without requirement of posting of a bond or other security) for the purpose of restraining any breach or threatened breach of the Seller from violating these provisions in addition to any other remedy or relief to which Purchaser or the Company may be entitled under applicable law or otherwise.

                  6.14  Risk of Loss.

                        (a) If prior to the Closing any portion of any Owned Real Property or any portion of any Material Leased

Real Property shall be taken (or any public announcement shall be made of an intent to take) by condemnation, eminent domain or similar means or shall be damaged or destroyed by fire or other casualty, and as a result thereof, a Company Material Adverse Effect has or would occur, Purchaser shall have the right to terminate this Agreement by giving notice to Seller within ten (10) days following receipt of the notice provided for in Section 6.14(c).

                        (b) If prior to the Closing any portion of any Owned Real Property or any portion of any Material Leased Real Property shall be taken (or any public announcement shall be made of an intent to take) by condemnation, eminent domain or similar means or shall be damaged or destroyed by fire or other casualty, and as a result thereof, a Company Material Adverse Effect would not occur, Seller shall promptly pay to Purchaser all condemnation proceeds and any amounts paid or payable with respect to any such event that constitutes an Insurance Risk; provided, however, that Seller shall not be obligated to make any such payment to Purchaser to the extent, and only to the extent, that the Closing Date Balance Sheet fully reflects the value of any such event.

                        (c) Seller shall give Purchaser prompt written notice of any such taking, public announcement, damage or destruction.

                  6.15 Assignment of McKesson Rights. At or prior to the Closing, the Company shall convey, assign and otherwise transfer to Seller, all of the Company's right, title and interest in the McKesson Rights.

                  6.16 Real Estate Matters. Seller agrees to use commercially reasonable efforts to (i) assist Purchaser in its efforts to obtain title insurance with respect to the Owned Real Property and Material Leased Real Property and (ii) obtain an estoppel certificate from each of the lessors of the Material Leased Real Property; provided, however, that neither Seller nor the Company shall be required to make any payments or incur any liabilities in connection with any of the foregoing.

                  6.17 Performance of McKesson Obligations. After the Closing, Seller shall timely and fully perform and does hereby fully assume each of the McKesson Obligations, it being acknowledged and agreed that Purchaser and the Company shall not have any responsibility, liability or obligation for or in respect of any of the McKesson Obligations.

                  6.18  Insurance Matters.

                        (a) To the extent that all or any portion of any Insurance Risk is covered under an applicable McKesson Insurance Policy, prior to requesting Seller to satisfy such Insurance Risk pursuant to Section 6.17 of this Agreement, Purchaser shall cooperate with Seller, at Seller's cost and expense, in making any claim under any applicable McKesson Insurance Policy pursuant to Section 6.18(b) hereof.

                        (b) For so long as any claim can be made under any McKesson Insurance Policy for any Insurance Risk, Seller shall make such claim (or permit the Company to make such claim) so as to provide the Company with all of the protections and/or benefits under the McKesson Insurance Policies for such occurrences.

                        (c) Nothing in this Section 6.18 shall relieve or limit Seller of its obligations pursuant to Section 6.17 with respect to any Insurance Risk.

                  6.19  Further Assurances.

                        (a) In connection with the performance of the McKesson Obligations, upon the request from time to time of Seller after the Closing and at the sole cost and expense of Seller but without further consideration, Purchaser shall, and shall cause the Company to, (i) provide Seller and Seller's representatives and authorized agents with reasonable access upon reasonable notice during normal business hours to copies of all of the books and records of the Company relevant to the performance of the McKesson Obligations, which Purchaser shall retain for such period of time as indemnification may be available pursuant to Article X, (ii) make such personnel of the Company reasonably available to meet with Seller and Seller's representatives and authorized agents at such times and places as may be reasonably requested by Seller to assist Seller in the defense of any action, suit, proceeding or investigation pending or threatened in writing against the Company prior to Closing and (iii) do each and every other thing as may be reasonably requested by Seller in connection with Seller's performance of the McKesson Obligations; provided, however, that in connection with the foregoing
(x) any out-of-pocket costs and expenses reasonably incurred by Purchaser or the Company shall be borne by Seller; (y) the Company shall not be required to perform in such a manner as is unreasonably disruptive of the Company's business or operations; and (z) the Company shall not be required to disclose to Seller or Seller's representatives or agents confidential or proprietary information unrelated to Seller's performance of the McKesson Obligations or information protected by attorney-client privilege.

                        (b) Subject to the terms and conditions herein provided, upon the request from time to time of Purchaser after the Closing, Seller shall execute and deliver such instruments, certificates and other documents and take all such other action as Purchaser may reasonably request in order to consummate and make effective the transactions contemplated by this Agreement.

                                      VII

                                  CONDITIONS

                  7.1 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Seller (any such waiver to be evidenced in writing), at or prior to the Closing, of the following conditions:

                           (a)      The representations and warranties of
Purchaser contained in this Agreement shall be true and correct in all material respects (without reference to any materiality qualifications contained therein, including, without limitation, reference to any Purchaser Material Adverse Effect) as of the date made and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any representation or warranty is made expressly as of a specific date, in which case such representation or warranty shall be true and correct as of such specified date), except if the failure of such representations and warranties to be true and correct as of any of such dates would not, individually or in the aggregate, have a Company Material Adverse Effect;

                           (b)      Purchaser shall have performed in all
material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

                           (c)      Seller shall have received a certificate of
the President, an Executive Vice President, a Senior Vice President or the Chief Financial Officer of Purchaser as to the satisfaction of the conditions set forth in Section 7.1(a) and (b) hereof;

                           (d)      Any applicable waiting period applicable to
the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated;

                           (e)      There shall be no order, decree or
injunction of a court of competent jurisdiction or other governmental entity that prevents the consummation of the transactions contemplated by this Agreement;

                        (f) Seller shall have received the opinion of Parker Chapin Flattau & Klimpl, LLP, counsel to Purchaser, substantially in the form of Exhibit 7.1(f) attached hereto;

                        (g) Seller shall have received Purchaser's Closing Documents (as defined below) in form and substance reasonably satisfactory to Seller and its counsel; and

                        (h) Seller shall have received the Consents set forth in Exhibit 7.1(h).

                  7.2 Conditions to Purchaser's Obligations. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Purchaser (any such waiver to be evidenced in writing), at or prior to the Closing, of the following conditions:

                        (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (without reference to any materiality qualifications contained therein, including, without limitation, reference to any Company Material Adverse Effect) as of the date made and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any representation or warranty is made expressly as of a specific date, in which case such representation or warranty shall be true and correct as of such specified date), except if the failure of such representations and warranties to be true and correct as of any of such dates would not, individually or in the aggregate, have a Company Material Adverse Effect;

                        (b) Seller shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

                        (c) Purchaser shall have received a certificate of the President, a Vice President or the Chief Financial Officer of Seller as to the satisfaction of the conditions set forth in Section 7.2(a) and (b) hereof;

                        (d) Any applicable waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall, have expired or been terminated;

                        (e) There shall be no order, decree or injunction of a court of competent jurisdiction or other governmental entity that prevents the consummation of the transactions contemplated by this Agreement;

                        (f) Purchaser shall have received Seller's Closing Documents (as defined below) in form and substance reasonably satisfactory to Purchaser and its counsel;

                        (g) Purchaser shall have received (i) the opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to Seller, substantially in the form of Exhibit 7.2(g)(i) attached hereto and (ii) the opinion of the General Counsel or an Associate General Counsel of Seller substantially in the form of Exhibit 7.2(g)(ii) attached hereto;

                        (h) Seller shall have delivered to Purchaser an affidavit, in form reasonably satisfactory to Purchaser, described in section 1445(b)(2) of the Code;

                        (i) No Company Material Adverse Effect shall have occurred since March 31, 1996; and

                        (j) Purchaser shall have received all Consents required to be obtained by Seller in order for Seller to consummate the transactions contemplated hereby.

                                     VIII

                   DOCUMENTS TO BE DELIVERED AT THE CLOSING

                   8.1 Documents to be Delivered by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following ("Seller's Closing Documents"):

                       (a) stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

                       (b) the Transitional Services Agreement duly executed by Seller and the Company;

                       (c) the certificate referred to in Section 7.2(c);

                       (d) the legal opinions referred to in Section 7.2(g);

                       (e) copies of any Consents referred to in Section 7.2(j);

                       (f) the IP Transfer Instruments referred to in
Section 6.11; and

                       (g) the affidavit referred to in Section 7.2(h).

                  8.2 Documents to be Delivered by Purchaser. At the Closing, Purchaser shall deliver to Seller the following ("Purchaser's Closing Documents"):

                       (a) the payment referred to in Section 2.2(b);

                       (b) the certificate referred to in Section 7.1(c);

                       (c) the legal opinion referred to in Section 7.1(f); and

                       (d) copies of any Consents referred to in Section 7.1(h).

                                      IX

                                  TERMINATION

                  9.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time prior to the Closing:

                        (a) By mutual written consent of Purchaser and Seller;

                        (b) By Purchaser, on the one hand, or Seller, on the other hand, if the Closing shall not have occurred on or before May 31, 1997;

                        (c) By Purchaser, on the one hand, or Seller, on the other hand, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable;

                        (d) By Purchaser, if (i) there has been a material violation or breach by Seller of any agreement, representation or warranty of Seller contained in this Agreement (including without limitation, the Seller Disclosure Letter but without reference to any materiality qualifications contained in this Agreement, including, without limitation, reference to any Company Material Adverse Effect), which material violation or breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such violation or breach is given by Purchaser to Seller, and such violation or breach has not been waived by Purchaser or (ii) there has been any Company Material Adverse Effect;

                        (e) By Seller, if there has been a material violation or breach by Purchaser of any agreement, representation or warranty of Purchaser contained in this Agreement (without reference to any materiality qualifications contained in this Agreement, including, without limitation, reference to any Purchaser Material Adverse Effect), which material violation or breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such violation or breach is given by Seller to Purchaser and such violation or breach has not been waived by Seller; or

                        (f)      By Purchaser pursuant to the terms of Section
6.14.

                  9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other party or parties specifying the Section of this Agreement pursuant to which such termination is made, and upon any such permitted termination this Agreement shall forthwith terminate and become null and void, without liability on the part of Purchaser or Seller except as set forth in Sections 6.2(b) and 11.1 hereof, which will not be affected by such termination.

                                       X

                           INDEMNIFICATION; REMEDIES

                  10.1 Survival; Right to Indemnification Not Affected by Knowledge or Waivers.

                        (a) All representations, warranties, covenants and obligations of the parties contained in this Agreement and in any document or instrument executed and delivered in connection herewith shall survive the Closing (subject to Sections 10.4 and 10.8), regardless of any investigation made by the parties hereto.

                        (b) Except as expressly set forth below, the right to indemnification, payment of Damages or other remedy based on any representation, warranty, covenant or obligation of a party hereunder shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The foregoing notwithstanding, if the Closing occurs, no claim for indemnification may be asserted by Purchaser against Seller under Section 10.2(a)(i) for breach of any representation or warranty if the facts, claims and circumstances giving rise to such claim were actually known to either Mr. Richard A. Bernstein or Mr. Steven M. Grossman before the Closing. Except as expressly set forth in the immediately preceding sentence, the waiver of any condition to a party's obligation to consummate the transactions contemplated hereunder, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.

                  10.2  Indemnification by Seller.

                        (a) Seller shall indemnify and hold harmless Purchaser, the Company, and each of their respective representatives, employees, officers, directors, stockholders, controlling persons and Affiliates (collectively, the "Purchaser Indemnified Persons") for, and will pay to the Purchaser Indemnified Persons the amount of, any loss, liability, claim, damage (including, without limitation, incidental and consequential damages), expense (including, without limitation, interest, penalties, costs of investigation and defense and the reasonable fees and expenses of attorneys and other professional experts) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), directly or indirectly, arising from or in connection with or attributable to:

                                 (i)  any representation or warranty made by
         Seller in this Agreement (including, without limitation, the Seller Disclosure Letter) or any of Seller's Closing Documents, that is, or was at the time made, false or inaccurate, or any breach of, or misrepresentation with respect to, any such representation or warranty;

                                    (ii) any breach by Seller of any covenant,
         agreement or obligation of Seller contained in this Agreement; and

                                    (iii) any and all McKesson Obligations.

                           (b)      Anything to the contrary notwithstanding,
none of the Purchaser Indemnified Persons shall be deemed to have suffered or incurred any Damages to the extent, if any, that such loss or expense was included as a liability in the computation of the adjustment to the Purchase Price pursuant to Section 2.3 hereof; provided that nothing shall prejudice any Purchaser Indemnified Person from pursuing rights pursuant to Section 10.2(a) by reason of having first sought an adjustment to the Purchase Price pursuant to Section 2.3 hereof.

                           (c)      Purchaser acknowledges and agrees that
after the Closing, except with respect to any breach by Seller of a covenant, agreement or obligation to be performed or complied with by Seller following the Closing (including, without limitation, Seller's obligations under Section 6.17), Purchaser's sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 10.2. In furtherance of the foregoing, Purchaser, for itself and on behalf of any Purchaser Indemnified Person, hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Seller arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation; provided, however, that such acknowledgment, agreement and waiver shall (i) be of no force or effect with respect to any willful misconduct that results in a breach of any representation, warranty, covenant, agreement or obligation by Seller (provided, further, that the limitation on damages set forth in Section 10.5(b) shall apply with full force and effect in all circumstances, including, without limitation, in respect of any claim of willful misconduct by Seller) and (ii) not in any way limit or restrict the Seller's liability or obligations under the Transitional Services Agreement.

                  10.3 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller, the Company, and each of their respective representatives, employees, officers, directors, stockholders, controlling persons and Affiliates (collectively, the "Seller Indemnified Persons") for, and will pay to the Seller Indemnified Persons the amount of any Damages, directly or indirectly, arising from, attributable to or in connection with:

                                 (i)  any representation or warranty made by
         Purchaser in this Agreement or in any of Purchaser's Closing Documents, that is, or was at the time made, false or inaccurate, or any breach of, or misrepresentation with respect to, any such representation or warranty;

                                 (ii)    any breach by Purchaser of any
         covenant, agreement or obligation of Purchaser contained in this Agreement; and

                                 (iii)   the Leicester, Massachusetts
         facility lease guaranty.

                  10.4  Time Limitations.

                        (a) If the Closing occurs, Seller shall have no liability (for indemnification or otherwise) with respect to the matters described in clauses (i) or (ii) of Section 10.2(a) (other than with respect to (x) the representations and warranties in Sections 4.2 and 4.16 as provided below, (y) any covenant, agreement or obligation contained in this Agreement to be performed by Seller following the Closing, and (z) any willful misconduct that results in a breach of any representation, warranty, covenant, agreement or obligation by Seller, as to which the time limitations set forth herein shall not apply) unless, on or before the date that is the 19-month anniversary of the Closing Date, Purchaser notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser. A claim with respect to representations and warranties in Section 4.2, or with respect to any covenant, agreement or obligation contained in this Agreement to be performed by Seller following the Closing or with respect to any of the McKesson Obligations may be made at any time without any time limitation; a claim with respect to the representations and warranties in Section 4.16 may be made at any time prior to the date that is the seventh anniversary of the Closing Date. Any claim relating to a breach, alleged breach or non-performance of Seller's obligations set forth in
Section 6.17, including, without limitation, Seller's obligations under
Section 10.2(a)(iii), shall not be limited in time for any reason whatsoever, including, without limitation, by reason of the fact that a breach of one or more representations and warranties hereunder may have occurred as a result of the same facts and circumstances.

                        (b) If the Closing occurs, Purchaser will have no liability (for indemnification or otherwise) with respect to the matters described in clauses (i) or (ii) of Section 10.3 (other than with respect to any covenant, agreement or obligation contained in this Agreement to be performed by Purchaser following the Closing) unless, on or before the 19-month anniversary of the Closing Date, Seller notifies Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by

Seller. A claim with respect to Purchaser's obligations under clause (iii) of
Section 10.3 shall not be limited in time for any reason whatsoever.

                  10.5  Limitations on Amount; Environmental Damages.

                        (a)      Seller shall have no liability (for
indemnification or otherwise) with respect to the matters described in clauses
(i) or (ii) of Section 10.2(a) (other than the representations and warranties in Section 4.2 of this Agreement as set forth in the proviso to this sentence) until the total amount of all Damages with respect to such matters exceeds $750,000, and then Seller will be responsible only for all such Damages in excess of $750,000; provided, however, that, anything to the contrary notwithstanding, Seller shall be responsible from and including the first dollar of Damages with respect to (w) any matter in Section 10.5(c), (x) any matter in connection with the representations and warranties in Section 4.2,
(y) any matter resulting from the willful misconduct of Seller and (z) any matter relating to Section 6.17, including, without limitation, Seller's obligations under Section 10.2(a)(iii).

                        (b) Anything to the contrary notwithstanding, Seller shall have no liability with respect to the matters described in clauses (i) or (ii) of Section 10.2(a) for and to the extent that the aggregate amount of all Damages with respect to such matters exceeds $25,000,000; provided, however, that, anything to the contrary notwithstanding, Seller shall be responsible for Damages without regard to such $25,000,000 ceiling with respect to (x) any matter in connection with the representations and warranties in Section 4.2, and (y) any matter relating to
Section 6.17, including, without limitation, Seller's obligations under
Section 10.2(a)(iii).

                        (c) (i) Seller shall have no liability (for indemnification or otherwise) for Damages with respect to the matters described in Section 4.16, except to the extent, and only to the extent, that such liabilities constitute a breach of Seller's representations and warranties set forth in Section 4.16 or relate to or arise from any Environmental Claim with respect to a Current Site based on an event or occurrence prior to the Closing (including, without limitation, any Damages relating to or arising from the full restoration of any of the Company's property, plant, equipment or other assets that were affected by any remediation or other action by Seller, or in the event that Seller does not elect to assume control, by the Company) ("Environmental Damages"). The procedures set forth in Section 10.6 shall govern as to any claim by any Purchaser Indemnified Person for indemnification under this Section

10.5(c); provided, however, that any notice of such a claim given to Seller shall include at the time such notice is made a writing from the applicable Person or Governmental Entity asserting the claim and such copies of any summons, complaint or other pleading served on the Purchaser Indemnified Parties, or any invoice, billing, independent consultant's report or certified laboratory test data relating to such claim as Purchaser may have (an "Environmental Claim Notice"). Upon receipt of an Environmental Claim Notice, Seller shall thereupon be entitled to assume control immediately of any and all investigations, remediations and other actions related to addressing or responding to all conditions and circumstances underlying such Environmental Claim Notice. Seller shall consult with Purchaser regarding the impact of any such investigations, remediations or other actions undertaken by or for Seller on the business or operations of the Company. In controlling such investigations, remediations and other actions, Seller shall use reasonable efforts not to disrupt the business or operations of the Company or the ability of the Company to utilize its properties and assets. Liability for Environmental Damages shall be allocated to and between Seller and Purchaser as follows:

                                 (A) Seller and Purchaser shall be
                  responsible for 90 percent and 10 percent, respectively, of Environmental Damages noticed in Environmental Claim Notices given to Seller in accordance herewith from the Closing to and including the first anniversary of the Closing Date;

                                 (B) Seller and Purchaser shall be
                  responsible for 83 1/3 percent and 16 2/3 percent, respectively, of Environmental Damages noticed in Environmental Claim Notices given to Seller in accordance herewith from and including the day immediately following the first anniversary of the Closing Date to and including the second anniversary of the Closing Date;

                                 (C) Seller and Purchaser shall be
                  responsible for 76 2/3 percent and 23 1/3 percent, respectively, of Environmental Damages noticed in Environmental Claim Notices given to Seller in accordance herewith from and including the day immediately following the second anniversary of the Closing Date to and including the third anniversary of the Closing Date;

                                 (D) Seller and Purchaser shall be
                  responsible for 70 percent and 30 percent, respectively, of Environmental Damages noticed in

                  Environmental Claim Notices given to Seller in accordance herewith from and including the day immediately following the third anniversary of the Closing Date to and including the fourth anniversary of the Closing Date;

                                 (E) Seller and Purchaser shall be
                  responsible for 63 1/3 percent and 36 2/3 percent, respectively, of Environmental Damages noticed in Environmental Claim Notices given to Seller in accordance herewith from and including the day immediately following the fourth anniversary of the Closing Date to and including the fifth anniversary of the Closing Date;

                                 (F) Seller and Purchaser shall be
                  responsible for 56 2/3 percent and 43 1/3 percent, respectively, of Environmental Damages noticed in Environmental Claim Notices given to Seller in accordance herewith from and including the day immediately following the fifth anniversary of the Closing Date to and including the sixth anniversary of the Closing Date;

                                 (G) Seller and Purchaser shall be
                  responsible for 50 percent and 50 percent, respectively, of Environmental Damages noticed in Environmental Claim Notices given to Seller in accordance herewith from and including the day immediately following the sixth anniversary of the Closing Date to and including the seventh anniversary of the Closing Date; and

                                 (H) Seller shall have no responsibility or
                  liability for any claim for indemnification under this
                  Section 10.5(c), notice of which is first given to Seller on or after the day immediately following the seventh anniversary of the Closing Date.

                                 (ii)  Seller shall be responsible only for
         that portion of Environmental Damages set forth in subsections (A) through (G) of Section 10.5(c)(i) above, and shall not be responsible for any additional Environmental Damages, except to the extent that such Environmental Damages constitute a McKesson Obligation. Notwithstanding the foregoing, any matter remaining outstanding pursuant to an Environmental Claim Notice shall be subject to the respective allocations set forth in subsections (i)(A)-(H), above, so long as the respective matter for which the claim was made or the remediation action necessary to be taken in connection therewith remains open or not fully satisfied.

                                    (iii) Any payment made by Seller for
         Environmental Damages shall not obligate Seller to conduct any other or additional testing or remediation; nor shall any provision herein prevent Seller from seeking reimbursement or contribution from any other party liable therefor. Any recovery from third parties realized by Seller as reimbursement or contribution shall be apportioned between Seller and Purchaser, as appropriate, in accordance with the claim period set forth in subsections (A)-(G) of Section 10.5(c)(i) above to which the recovery applies.

                           (d)      Anything to the contrary notwithstanding,
Seller shall have no liability with respect to Environmental Damages, inclusive of any other Damages for which Seller is responsible, in excess of $30,000,000 except for matters covered by clause (i) of the defined term McKesson Obligation for which no such limitation on liability shall be applicable. Except for those matters which are retained as McKesson Obligations pursuant to Section 6.17: (i) the provisions set forth in subsection (c) above shall be the exclusive remedy of the Purchaser Indemnified Persons against Seller with respect to any Environmental Damages; and (ii) the Purchaser Indemnified Persons agree to waive and release, to the fullest extent permitted under applicable law, Seller from any and all rights, claims and causes of action that the Purchaser Indemnified Persons may have against Seller with respect to any Environmental Damages, or pertaining to or arising under any Environmental Laws, whether now or hereafter in effect, relating in any way to the business and operations of the Company.

                           (e)      Anything to the contrary notwithstanding,
the limitations set forth in Section 10.5(a), (b), (c) and (d) shall not apply to the Purchase Price Adjustment pursuant to Section 2.3. Anything to the contrary notwithstanding, no limitation of any kind shall apply either to the performance of Seller's obligations under 6.17 or to Seller's obligation to indemnify the Purchaser Indemnified Persons for Damages pursuant to Section 10.2(a)(iii).

                           (f)      Notwithstanding the foregoing, if Seller
fully performs its obligations pursuant to Section 6.17 hereof and the facts and circumstances giving rise to such obligation could also be the basis of a claim for indemnification pursuant to Section 10.2(a)(i), then no Purchaser Indemnified Person shall be entitled to seek indemnification pursuant to
Section 10.2(a) with respect to such facts and circumstances.

                  10.6  Procedure for Indemnification--Third Party Claims.

                        (a) Promptly after receipt by an indemnified party under Section 10.1 or 10.2 of written notice (the "Notice of Claim") of the commencement of any action, suit or proceeding against it, or written threat thereof, such indemnified party will, if a claim is to be made against an indemnifying party under either of said Sections, as applicable, give notice to the indemnifying party of the commencement of such action, suit or proceeding, or threat thereof. The indemnified party shall furnish to the indemnifying party in reasonable detail such information as the indemnified party may have with respect to such indemnification claims (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or assenting the same). Subject to the limitations set forth in this Section 10.6(a), no failure or delay by the indemnified party in the performance of the foregoing shall reduce or otherwise affect the obligation of the indemnifying party to indemnify and hold the indemnified party harmless except to the extent that such failure or delay shall have materially and adversely affected the indemnifying party's ability to defend against, settle or satisfy any action, suit or proceeding or claim for which the indemnified party is entitled to indemnification hereunder.

                           (b)      If the claim or demand set forth in the
Notice of Claim given by the indemnified party is a claim or demand asserted by a third party, the indemnifying party shall have thirty (30) days after the Date of Notice of Claim to notify the indemnified party in writing of its election to defend such third party claim or demand on behalf of the indemnified party (the "Notice Period"); provided, however that the indemnified party is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during the Notice Period with the prior consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. If the indemnifying party elects to defend such third party claim or demand, the indemnified party shall make available to the indemnifying party and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the indemnifying party in the defense of, such third party claim or demand (provided that such cooperation and assistance shall not require the indemnified party to incur any out-of-pocket expenses), and so long as the indemnifying party is diligently defending such third party claim in good faith, the indemnified party shall not pay, settle or compromise such third party claim or demand. If the indemnifying party elects to defend such third party claim or demand, the indemnifying party shall have the right to control the defense of such third party claim or demand, at the indemnifying party's own expense. If the indemnifying party does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the indemnified party shall have the right, in addition to any other right or remedy it may have hereunder at the indemnifying party's expense, to defend such third party claim or demand.

                        (c) The term "Date of Notice of Claim" shall mean the date the Notice of Claim is effective pursuant to Section 11.3 of this Agreement.

                  10.7 Procedure for Indemnification--Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

                  10.8 Limitations on Application to Taxes. Notwithstanding anything to the contrary in this Agreement, other than 10.2(a) (but only to the extent that it defines "Damages" and "Purchaser Indemnified Persons") and this Section 10.8, the provisions of this Article X shall not apply in any manner to indemnification with respect to Taxes (including, without limitation, the limitations set forth in Sections 10.4 and 10.5), and Section
6.10 shall be the only provision that applies with respect to such indemnification. Subject to the aforesaid definition of "Damages" and "Purchaser Indemnified Persons," should there be any conflict between the provisions of Section 6.10 and this Article X with respect to any issue or matter relating to indemnification for Taxes, the provision of Section 6.10 shall be controlling and binding on the parties.

                                      XI

                                 MISCELLANEOUS

                  11.1 Fees and Expenses. Except as otherwise contemplated by, or expressly provided for in, this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses, and the Company shall not pay any of the costs of this Agreement or the transactions contemplated hereby incurred on behalf of Seller (including, but not limited to, the fees and expenses of the attorneys, tax and accounting advisors and investment bankers for Seller).

                  11.2 Amendments. This Agreement can be amended, supplemented or modified, any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by each of the parties hereto.

                  11.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice).

                           (a)      if to the Seller, to:

                                    McKesson Corporation
                                    One Post Street
                                    San Francisco, California 94104
                                    Attention:  General Counsel

                                    with a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    Four Embarcadero Center
                                    Suite 3800
                                    San Francisco, California 94111
                                    Attention: Kenton J. King, Esq.

                           (b)      if to Purchaser, to:

                                    R.A.B. Holdings, Inc.
                                    444 Madison Avenue - Suite 601
                                    New York, New York 10022

                                    Attention: Mr. Richard A. Bernstein

                                    with copies to:

                                    Martin Eric Weisberg, Esq.
                                    Parker Chapin Flattau & Klimpl, LLP
                                    1211 Avenue of the Americas
                                    New York, New York 10036

                                    and

                                    Mitchell N. Baron, Esq.
                                    Morgan, Lewis & Bockius LLP
                                    101 Park Avenue
                                    New York, New York 10178

                  11.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement. they shall be deemed to be followed by the words "without limitation". The phrase "made available" when used this Agreement shall mean that the information referred to has been made available by the party to whom such information is to be made available.

                  11.5 Headings; Schedules. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter disclosed pursuant to the Seller Disclosure Letter shall be deemed to be disclosed for all purposes under this Agreement, but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

                  11.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

                  11.7 Entire Agreement. This Agreement (including the Seller Disclosure Letter), together with the Confidentiality Agreement, the Transitional Services Agreement and the other agreements and documents delivered pursuant to this Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof, and collectively they supersede all other prior or contemporaneous negotiations, commitments, agreements and understandings (whether written or oral), between the parties with respect to the subject matter hereof.

                  11.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                  11.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Purchaser may assign its rights to purchase the Shares to any of its Affiliates, provided that Purchaser shall remain liable for all its obligations hereunder regardless of any such assignment. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and except to the extent necessary to enforce the provisions of Sections 6.7 and 6.8, the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  11.11 Specific Performance; Submission to Jurisdiction. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) agrees that the state or federal courts sitting in the State of Delaware shall have exclusive jurisdiction over any claim or dispute in any way relating to, arising out of or in connection with the subject matter of this Agreement or any of the transactions contemplated by this Agreement, (ii) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in the event of any claim or dispute relating to, arising out of or in connection with the subject matter of this Agreement or any of the transactions contemplated by this Agreement (provided that such consent to jurisdiction is solely with respect to any such claim or dispute),
(iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to, arising out of or in connection with the subject matter of this Agreement or any of the transactions contemplated by this Agreement in any court other than a state or federal court sitting in the State of Delaware.

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


                  IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                      R.A.B. HOLDINGS, INC.

                                      By:
                                         --------------------------------------
                                         Name:
                                         Title:

                                      McKESSON CORPORATION

                                      By:
                                         --------------------------------------
                                         Name:
                                         Title:


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